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                                  SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary information statement          [ ] Confidential, for Use of the
                                                   Commission Only (as permitted
[x] Definitive information statement               by Rule 14c-5(d)(2))

                       TRANSITIONAL HOSPITALS CORPORATION
                  (Name of Registrant as Specified in Charter)

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Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required
[x]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)  Title of each class of securities to which transaction applies:

Common Stock, par value $1.00 per share ("Common Stock")

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(2)  Aggregate number of securities to which transaction applies:

42,819,261 shares of Common Stock, of which 39,001,083 shares were outstanding and 3,818,178 shares of Common Stock which are subject to issuance pursuant to options to purchase shares of Common Stock pursuant to the Company's stock option plans and employee related agreements as of July 25, 1997.

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(3)  Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to the Agreement and Plan of Merger among Vencor, Inc., LV Acquisition Corp. and Transitional Hospitals Corporation, dated as of June 18, 1997 (the "Merger Agreement"), the price to be paid for each share of Common Stock to be purchased as a result of the merger contemplated by the Merger Agreement is $16.00. Pursuant to Rule 0-11(c), the filing fee of $137,021.64 was calculated as 1/50 of 1% of the total cash payment to be made as a result of the merger contemplated by the Merger Agreement, which is equal to the product of $16.00 per share of Common Stock and 42,819,261 shares of Common Stock to be purchased.

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(4)  Proposed maximum aggregate value of transaction:
     $685,108,176

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(5)  Total fee paid:
     $137,021.64

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[ ]  Fee paid previously with preliminary materials.
[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)  Amount Previously Paid:  $137,021.64
(2)  Form, Schedule or Registration Statement No.: Tender Offer Statement on
     Schedule 14D-1 and Amendment No. 8 thereto
(3)  Filing Party:  Vencor,  Inc. and LV Acquisition Corp.
(4)  Dates filed: May 7, 1997 and June 12, 1997

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


                       TRANSITIONAL HOSPITALS CORPORATION
                             5110 WEST SAHARA AVENUE
                             LAS VEGAS, NEVADA 89102


                                                                   July 25, 1997

Dear Stockholder:

      As announced on June 18, 1997, Transitional Hospitals Corporation ("THC") and Vencor, Inc. ("Vencor"), have entered into a merger agreement. Pursuant to a tender offer for all of THC's outstanding common stock, Vencor has already acquired, through a wholly owned subsidiary, approximately 37,247,234 shares of the outstanding common stock of THC representing approximately 95.5% of the outstanding common stock. Pursuant to the merger agreement, Vencor's wholly owned subsidiary will be merged with and into THC (the "Merger"). In the Merger, your shares of common stock will be converted into the right to receive $16.00 in cash per share of common stock, without interest thereon. Vencor will thereupon own the entire common equity interest in THC.


      On August 26, 1997 it is expected that a written consent will be executed by a wholly owned subsidiary of Vencor as the owner of 95.5% of the outstanding stock of THC, thereby enabling the Merger to occur. This Merger has previously been approved by the Board of Directors and as a result, assuming the written consent is executed on August 26, 1997, we expect that the Merger will occur on August 26, 1997. As the requisite shareholder vote will be obtained upon the delivery of the written consent by a wholly owned subsidiary of Vencor, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.


      We appreciate your loyalty and support as a stockholder of our company in the past and your continued loyalty and support as we move forward with this transition to new ownership.

                                            Sincerely yours,

                                            The Board of Directors

                       TRANSITIONAL HOSPITALS CORPORATION
                             5110 West Sahara Avenue
                             Las Vegas, Nevada 89102

                              INFORMATION STATEMENT
                                  July 25, 1997

      This Information Statement is being furnished to the holders (the "Stockholders") of Shares (as defined herein) of Transitional Hospitals Corporation, a Nevada corporation (the "Company"), as of the Record Date (as defined herein) to inform them of the expected approval and adoption by Merger Sub (as defined herein) on August 26, 1997 of the Agreement and Plan of Merger, dated as of June 18, 1997 (the "Merger Agreement"), attached hereto as Exhibit A, among Vencor, Inc., a Delaware corporation ("Vencor"), LV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Vencor ("Merger Sub"), and the Company and the approval and adoption of the Merger Agreement by the board of directors of the Company (the "Company Board") on June 18, 1997. On June 18, 1997, the Company Board also recommended that Stockholders approve and adopt the Merger Agreement which recommendation is being reaffirmed as of the date hereof. Pursuant to the Merger Agreement, Merger Sub amended its then outstanding tender offer to purchase all outstanding Shares at a price of $16.00 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 1997, as amended and supplemented by the Supplement to the Offer to Purchase dated June 12, 1997 and the revised Letter of Transmittal (which together constitute the "Offer"). The Offer expired at 12:00 midnight, New York City time, on Thursday, June 19, 1997. Pursuant to the Offer, Merger Sub accepted for payment 37,247,234 Shares representing approximately 95.5% of the total number of outstanding Shares. The Merger (as defined herein) will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. As Merger Sub is the owner of approximately 95.5% of the Shares, the approval and adoption of the Merger Agreement is assured if Merger Sub executes its consent in favor of the Merger Agreement.


      TO RECEIVE PAYMENT OF THE MERGER CONSIDERATION FOLLOWING THE MERGER, STOCKHOLDERS MUST DELIVER CERTIFICATES FORMERLY REPRESENTING SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL TO FIRST CHICAGO TRUST COMPANY OF NEW YORK (THE "PAYING AGENT"). INSTRUCTIONS WITH REGARD TO THE SURRENDER OF CERTIFICATES FORMERLY REPRESENTING SHARES TO THE PAYING AGENT, TOGETHER WITH A LETTER OF TRANSMITTAL TO BE USED FOR THIS PURPOSE, WILL BE FORWARDED TO STOCKHOLDERS AS PROMPTLY AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME (AS DEFINED HEREIN). STOCKHOLDERS SHOULD SURRENDER CERTIFICATES FORMERLY REPRESENTING SHARES ONLY AFTER RECEIVING A LETTER OF TRANSMITTAL. STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES AT THIS TIME.

      This Information Statement is being mailed on or about July 25, 1997 to the holders of record of the Shares at the close of business on July 21, 1997 (the "Record Date").

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                TABLE OF CONTENTS


                                                                        Page No.
Summary.......................................................................1
Approval of the Merger........................................................3
Terms of the Merger and the Merger Agreement..................................3
Dissenters' Rights of Appraisal..............................................10
Certain Information Concerning the Company...................................10
Certain Information Concerning Vencor and Merger Sub.........................13
Background of the Merger.....................................................15
Recommendation of the Company Board and Reasons for the Merger...............16
Opinion of Financial Advisor.................................................18
Interests of Certain Persons.................................................20
Certain Effects of the Merger on the Shares..................................23
Financing of the Merger......................................................23
Accounting Treatment of the Merger...........................................24
Certain Legal Matters; Required Regulatory Approvals.........................24
Certain Federal Tax Consequences of the Merger...............................25
Trading Prices...............................................................26
Security Ownership of Certain Beneficial Owners..............................27
Security Ownership of Management of the Company..............................27
Independent Auditors.........................................................27
Incorporation of Documents by Reference......................................27



EXHIBITS:

    EXHIBIT A:  Agreement and Plan of Merger
    EXHIBIT B:  Fairness Opinion of Morgan Stanley & Co. Incorporated

                                     SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and the Exhibits hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used in the following summary have the meanings set forth elsewhere in this Information Statement. Stockholders are urged to read this Information Statement and the Exhibits hereto in their entirety.


APPROVAL OF THE MERGER               Pursuant to the terms of the Nevada Revised
                                     Statutes ("NRS") the Merger Agreement will be approved as a result of the Company
                                     Board approving and adopting the Merger
                                     Agreement on June 18, 1997 and the expected approval by Merger Sub of the Merger
                                     Agreement by written consent on August 26, 1997. The NRS and the Restated Articles of
                                     Incorporation of the Company (the
                                     "Articles") permit approval of a plan of merger by written consent of stockholders holding a sufficient number of shares of capital stock to effect such action. Such consent may be provided without a meeting and without notice.


TERMS OF THE MERGER                  Pursuant to the terms of the Merger
                                     Agreement, the Company will become a wholly owned subsidiary of Vencor, and each outstanding Share (other than Shares owned by Vencor, Merger Sub or any other subsidiary of Vencor and Shares held in the Company's treasury) will be converted into the right to receive $16.00 per Share in cash, without interest thereon (the "Merger
                                     Consideration"). See "TERMS OF THE MERGER
                                     AND THE MERGER AGREEMENT."

DISSENTERS' RIGHTS OF APPRAISAL      As the Company was a corporation registered
                                     pursuant to the provisions of Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") at the Record
                                     Date, Stockholders will not have appraisal rights in connection with the Merger. See
                                     "DISSENTERS' RIGHTS OF APPRAISAL."

RECOMMENDATION OF THE
COMPANY BOARD                        The Company Board has determined that the
                                     Merger is fair to and in the best interests of the Company and the Stockholders, has approved the terms of the Merger Agreement and the Merger and reaffirms its recommendation of the Merger Agreement.
                                     (See "RECOMMENDATION OF THE COMPANY BOARD
                                     AND REASONS FOR THE MERGER.")

OPINION OF FINANCIAL ADVISOR         Morgan Stanley & Co. Incorporated ("Morgan
                                     Stanley"), the Company's financial advisor, has provided its written opinion dated June
                                     18, 1997 to the Company Board that as of the date of such opinion, and subject to the assumptions made, the matters considered and limits on the review undertaken, the Merger Consideration to be received by the Stockholders pursuant to the Merger Agreement is fair from a financial point of view to such Stockholders. A copy of such opinion is attached hereto as Exhibit B. See "OPINION
                                     OF FINANCIAL ADVISOR."

                             APPROVAL OF THE MERGER



      The Articles provide that the affirmative vote of at least two-thirds of the issued and outstanding shares of each class of the capital stock of the Company is required for approval of the Merger Agreement. The bylaws of the Company (the "Company Bylaws") and the NRS together further provide that any action which could be taken at a meeting of stockholders of the Company may be taken without a meeting if authorized by the written consent of sixty-six and two-thirds percent of the entire number of shares of each class of stock of the Company. AS MERGER SUB HAS ACQUIRED 37,247,234 SHARES PURSUANT TO THE OFFER WHICH REPRESENT APPROXIMATELY 95.5% OF THE OUTSTANDING SHARES, MERGER SUB HAS SUFFICIENT VOTING POWER TO APPROVE THE MERGER AGREEMENT WITHOUT THE CONSENT OF ANY OTHER STOCKHOLDER OF THE COMPANY AND EXPECTS TO TAKE SUCH ACTION ON AUGUST 26, 1997. SEE "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

      On the Record Date there were 39,001,083 Shares outstanding and entitled to vote and 2,835 Stockholders of record.


      This Information Statement is being provided to Stockholders of record as of the Record Date, although no action is required or requested on their part.

                  TERMS OF THE MERGER AND THE MERGER AGREEMENT

      Unless the Company Board abandons the Merger prior to the Effective Time (as defined below), pursuant to the terms of the Merger Agreement, at the Effective Time, (i) Merger Sub will be merged with and into the Company (the "Merger"), (ii) the Company will be the corporation surviving the Merger (the "Surviving Corporation"), (iii) the separate existence of Merger Sub will cease,
(iv) each issued and outstanding Share (other than any Shares owned by Vencor, Merger Sub or any other subsidiary of Vencor (the "Vencor Companies") and Shares held in the Company's treasury) will be converted into the right to receive the Merger Consideration, and (v) each Share issued and outstanding and owned by the Vencor Companies, and each Share issued and held in the Company's treasury will cease to be outstanding, will be canceled and retired without payment of any consideration therefor and will cease to exist.

      PAYMENT OF MERGER CONSIDERATION FOR THE SHARES. Promptly after consummation of the Merger, the Paying Agent will send a transmittal letter and instructions to each person that was a Stockholder of record immediately prior to the Effective Time advising such holder of the procedure for surrendering such Stockholder's certificate or certificates formerly representing Shares in exchange for the Merger Consideration. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, Stockholders must comply with the instructions on such transmittal letter and return it, along with their certificates formerly representing Shares, to the Paying Agent pursuant to the terms thereof. Properly surrendered share certificates formerly representing

Shares will be canceled and the Stockholder will be paid the Merger Consideration, without interest, for each Share formerly represented by such certificates. DO NOT SEND CERTIFICATES REPRESENTING SHARES AT THIS TIME.

      The following is a summary of the Merger Agreement, a copy of which is attached hereto as Exhibit A. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.

      GENERAL. The Merger Agreement provides that as promptly as practicable following the satisfaction or waiver of the conditions to the Merger, Merger Sub will be merged with and into Company (the "Effective Time"). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Vencor Companies and Shares held in the Company's treasury) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Merger Consideration.

      The Merger Agreement provides that the directors of Merger Sub at the Effective Time will be the initial directors of the Company following the Merger and the officers of Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and by-laws of the Surviving Corporation or as otherwise provided by law.

      REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties of Vencor and the Company. The representations and warranties are qualified so that they are deemed to be accurate so long as any inaccuracy would not have a material adverse effect on either the Company or Vencor, and their respective subsidiaries taken as a whole. Among the representations and warranties supplied by the Company, the Company has made certain representations and warranties regarding its knowledge of the financial condition, results of operations, properties, assets or liabilities of Behavioral Healthcare Corporation ("BHC"), and that the Company Board has taken all appropriate action so that (i) neither Vencor nor Merger Sub will be an "interested stockholder" within the meaning of the Nevada Business Combination Statute by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement and (ii) the execution and delivery into the Merger Agreement and the consummation of the transactions contemplated thereunder will be exempted from the provisions of the Nevada Control Share Statute, (iii) the Rights Agreement (as defined in the Merger Agreement) provides that none of Vencor, Merger Sub or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and that the Distribution Date (as defined in the Rights Agreement) will not be deemed to occur, and the Rights will not separate from the Shares, as a result of the commencement of the Offer or as a result of consummation of the transactions contemplated by the Merger Agreement and (iv) the Agreement and Plan of Merger, dated May 2, 1997 among Select Medical Corporation ("Select Medical"), SM Acquisition Co. ("SM Acquisition") and the Company (the "Select Medical Merger Agreement") has been terminated in accordance with its terms and that the Company is not required to make any payment to Select Medical, SM Acquisition or any of their respective affiliates except pursuant to Section 9.2 of the Select Medical Merger Agreement. See "BACKGROUND OF THE MERGER."

      ACQUISITION PROPOSALS. The Merger Agreement provides that from the date of the Merger Agreement until its termination, the Company and its subsidiaries will not, and will cause their respective officers, directors, employees or other agents (including, without limitation, investment bankers, attorneys or accountants) not to, directly or indirectly, (i) solicit, initiate, encourage, enter into any agreement or otherwise facilitate any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or the acquisition of any equity interest in, or a substantial portion of the assets of the Company or any transaction that would conflict with or interfere with consummation of the transaction contemplated by the Merger Agreement, other than the transactions contemplated by the Merger Agreement and other than the sale of the hospital in Kirkland, Washington and the sale of real estate and buildings relating to hospitals formerly operated by the Company or one of its subsidiaries or certain specified real property at hospitals presently operated by the Company or any of its subsidiaries (any such proposal being an "Acquisition Proposal" and any such acquisition or transaction being an "Acquisition Transaction"), or (ii) engage in or continue discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries, respectively, or afford access to their respective properties, books or records to, any person that may be considering making, or has made, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, the Merger Agreement provides that, nothing contained in the Merger Agreement will prohibit the Company and the Company Board from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the Commission under the Exchange Act, or (ii) furnishing information to, or entering into negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (i) the Company Board concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial and other aspects of the proposal and the person or entity making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and (ii) the Company Board determines in good faith upon advice of counsel that such action is required for the Company Board to comply with its fiduciary duties to stockholders imposed by law. Pursuant to the terms of the Merger Agreement, the Company has agreed that it will notify Vencor promptly if any such proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers and thereafter will keep Vencor informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

      TREATMENT OF EMPLOYEE STOCK OPTIONS. The Merger Agreement provides that at the Effective Time or, at the option of the Company, prior to the consummation of the Offer each Option with an exercise price of less than the Merger Consideration (a "Lower Priced Option") will be amended to provide that the holders need not tender any exercise price therefor and that upon exercise the holder shall receive an amount of cash equal to the product of (x) the amount by which the Merger Consideration exceeds the exercise price per Share subject to such Lower Priced Option, and (y) the number of Shares issuable pursuant to the unexercised portion of such Lower Priced Option, less any required withholding of taxes. The persons who were members of the Company Board prior to the time nominees of Vencor were elected to the Company Board and certain executive officers have received such payments. Pursuant to the terms of the Merger Agreement, at the Effective Time, all other Options shall be converted into a right to receive, upon exercise of such Options (including payment of the exercise price of such Options), an amount in cash equal to the product of (x) the Merger Consideration and (y) the number of Shares issuable pursuant to the unexercised portion of such option, less any required withholding of taxes. Pursuant to the terms of the Merger Agreement, the Company canceled certain of the converging options issued under the Company's 1989 Stock Incentive Plan (which had an exercise price of $24.50 per Share) and has agreed to use its best efforts to cancel the remainder of the converging options prior to the Effective Time.

      INDEMNIFICATION RIGHTS. The Merger Agreement provides that the Articles of Incorporation and by-laws of the Surviving Corporation will contain provisions with respect to indemnification of individuals who at any time prior to the expiration of the Offer (or at any time after expiration of the offer and prior to the Effective Time) were directors, officers, or otherwise entitled to indemnification thereunder (the "Indemnified Parties") which are at least as favorable to each Indemnified Party as the Articles and Company Bylaws as of the date of the Merger Agreement. The Merger Agreement further provides that the Articles of Incorporation and bylaws of the Surviving Corporation will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of an Indemnified Party. The Merger Agreement also provides that for a period of six years from and after the Effective Time, Vencor and the Surviving Corporation will indemnify, defend and advance expenses in matters that may be subject to indemnification to the Indemnified Parties with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time to the fullest extent permitted under, and subject to the requirements and other provisions of, the Articles, Company Bylaws and indemnification agreements in effect on the date of the Merger Agreement and applicable provisions of law. In addition, the Merger Agreement provides that for a period expiring six years after the expiration or termination of any consulting obligations under any agreement requiring any Indemnified Party to provide consulting services to Vencor or the Surviving Corporation following the expiration of the Offer or the Effective Time, Vencor, the Company and the Surviving Corporation will indemnify, defend and advance expenses to Indemnified Parties in matters that would be subject to indemnification with respect to liabilities and claims (and related expenses) made against them resulting from their service as a consultant under any such agreement to the fullest extent permitted under, and subject to the requirements and other provisions of, the

Articles, Company Bylaws, indemnification and consulting agreements in effect on the date of the Merger Agreement and applicable provisions of law.

      The Merger Agreement also provides that Vencor will cause to be maintained in effect for a period ending not earlier than the sixth anniversary of the Effective Time directors' and officers' liability insurance providing at least the same coverage with comparable carriers with respect to the Company's directors and officers as the policies maintained on behalf of directors and officers of the Company as of the date of the Merger Agreement, and containing terms and conditions which are no less advantageous, with respect to matters occurring on or prior to the Effective Time (to the extent such insurance is available with respect to such matters); provided, that in no event will Vencor be required to expend to maintain or procure insurance coverage in an amount per annum in excess of 200% of the current annual premiums for the twelve-month period ended November 30, 1996 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

      EXPENSES. The parties have agreed in the Merger Agreement that except with respect to expenses incurred in connection with the termination of the Merger Agreement (as described below), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses except for certain other expenses that are to be shared equally by Vencor and the Company.

      CONDITIONS TO THE MERGER. The Merger Agreement provides that respective obligations of each party to the Merger Agreement to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated, (ii) to the extent required by the NRS, the Merger Agreement and the transactions contemplated thereby having been approved and adopted by the requisite vote or consent of the stockholders of the Company in accordance with applicable law, (iii) no court or other governmental or regulatory authority, agency, commission or other governmental entity, domestic or foreign ("Governmental Entity") of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, preliminary or permanent injunction or other order which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order"), (iv) each of the Company and Vencor having obtained such consents from Governmental Entities in addition to those required pursuant to the HSR Act as are required and which are material to Vencor or the Company and to consummation of the transactions contemplated by the Merger Agreement and (v) Merger Sub having purchased Shares pursuant to the Offer.

      In addition to the conditions set forth above, the Merger Agreement provides that the obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the condition that each of Vencor and Merger Sub has performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the

Effective Time and the representations and warranties of Vencor and Merger Sub contained in the Merger Agreement are true and correct in the material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by the Merger Agreement, and the Company having received a certificate of the Chairman of the Board, the Chief Executive Officer, the President or an Executive Vice President of Vencor as to the satisfaction of this condition.

      The Merger Agreement also provides that the obligation of Vencor and Merger Sub to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions: (A) that the Company has performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the earlier of (i) the time that persons designated by Vencor are appointed as directors of the Company pursuant to the terms of the Merger Agreement and (ii) the Effective Time, (B) that the representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects at and as of the earlier of (i) the time that persons designated by Vencor are appointed as directors of the Company pursuant to the terms of the Merger Agreement and (ii) the Effective Time as if made at and as of such time, except as contemplated by the Merger Agreement, and (C) Vencor and Merger Sub having received a Certificate of the Chairman of the Board, the Chief Operating Officer, or an Executive Vice President of the Company as to the satisfaction of these conditions.


      TERMINATION. Pursuant to the terms of the Merger Agreement, the Merger Agreement may be terminated at any time before the Effective Time, either before or after the approval of the stockholders has been obtained, in each case as authorized by either the Board of Directors of Vencor or the Company Board by
(i) mutual written consent of the parties; (ii) either Vencor or the Company, if the Merger has not been consummated on or before November 30, 1997 (the "Termination Date"); provided, however, this particular right to terminate is not to be available to any party whose failure to fulfill any obligation under the Merger Agreement has been directly or indirectly the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; (iii) either Vencor or the Company, if a court of competent jurisdiction or Governmental Entity has issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable;
(iv) Vencor, if the Company is in material breach of its obligations under the Merger Agreement and such breach has not been cured within ten days' written notice thereof to the Company; (v) the Company, if Vencor or Merger Sub is in material breach of their respective obligations under the Merger Agreement and such breach has not been cured within ten days' written notice thereof to Vencor; (vi) Vencor, if the Company Board (A) withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of the Merger Agreement or the Merger, (B) approves or recommends any Acquisition Proposal, other than by a party to the Merger Agreement or an affiliate of Vencor or (C) resolves to take any of the actions specified in clauses (A) or (B) above; (vii) either Vencor or the Company, if any required approval of the Stockholders has not been obtained; (viii) the Company, upon five days' prior written notice to Vencor, if, as a result of a written Acquisition Proposal received by the Company from a person other than Vencor or any of its affiliates, the Company Board determines in good faith and in accordance with the conditions set forth in the Merger Agreement that the members' fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (A) the Company Board has determined in good faith, after considering applicable provisions of state law and after giving effect to all concessions, if any, which have been offered by Vencor pursuant to clause (B) below, on the basis of oral or written advice of outside counsel, that such action is required by the members' fiduciary obligations under applicable law, and (B) prior to any such termination, the Company negotiates with, and causes its respective financial and legal advisors to negotiate with, Vencor to make such adjustments in the terms and conditions of the Merger Agreement as would enable such party to proceed with the transactions contemplated by the Merger Agreement; or (ix) Vencor, if the Company Board fails to take any of the actions contemplated by the provisions of the Merger Agreement relating to the holding of a meeting of the Stockholders.

      EFFECT OF TERMINATION. The Merger Agreement provides that in the event of termination of the Merger Agreement pursuant to the terms of the Merger Agreement, the Merger Agreement will become void and there will be no liability on the part of any of the parties or any of their respective directors, officers, employees or representatives other than with respect to the payment of the termination fee and expenses set forth below and with respect to certain other provisions.

      The Merger Agreement provides that if (y) Vencor shall have terminated the Merger Agreement pursuant to the provisions of the Merger Agreement permitting termination in the event of (A) the Company Board withdrawing its recommendations, (B) the Company Board approving an Acquisition Transaction or
(C) the Company breaching the provision of the Merger Agreement relating to the holding of a meeting of the Stockholders or (z) the Company having terminated (or seeking to terminate) the Merger Agreement pursuant to the provision of the Merger Agreement permitting termination in the event of the acceptance of an Acquisition Proposal then at the request of Vencor, the Company will pay Vencor a fee of $17,415,000 plus an amount equal to Vencor's out-of-pocket expenses up to $2,000,000, including fees and expenses paid to investment bankers, lawyers and financing sources, incurred in connection with the transactions contemplated by the Merger Agreement.

      AMENDMENT AND WAIVER. The Merger Agreement provides that the subject to applicable provisions of the NRS, the Merger Agreement may be amended by the parties thereto pursuant to a writing adopted by action taken by all of the parties at any time before the Effective Time. The Merger Agreement further provides that at any time before the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties (ii) waive, in whole or in part, any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions contained therein. The Merger Agreement also provides that any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only as against such party and only if set forth in an instrument in writing signed by such party. Additionally the Merger Agreement provides that at any time after the appointment of persons designated by Vencor as directors of the Company pursuant to terms of the Merger Agreement, a majority of the directors of the Company who are not Vencor Insiders (as defined in the Merger Agreement) may grant such extensions or waivers or consent to amendments.

                         DISSENTERS' RIGHTS OF APPRAISAL

      Under Section 92A.420 of the NRS, any Stockholder who neither votes in favor of the Merger nor consents thereto in writing, who delivers a demand for appraisal prior to the vote of the Stockholders on the Merger, and who has otherwise complied with the applicable requirements of Sections 92A.420, 92A.440 and 92A.480 of the NRS has the right to an appraisal of, and to receive cash payment for, the "fair value" of such Stockholders' Shares (the "Dissenting Shares"), at the Effective Time if, at the time of determining the stockholders of record for the purpose of supplying notice of the actions to be taken, the Company is not registered pursuant to Section 12(b) of the Exchange Act ("Section 12(b)"). The Company was registered under Section 12(b) on the Record Date and is expected to remain registered until the Effective Time. Therefore appraisal rights are not available in connection with the Merger.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

      The Company is a Nevada corporation with its principal executive offices located at 5110 West Sahara Avenue, Las Vegas, Nevada 89102; its telephone number is (702) 257-3600.

      The Company is focused on the development and growth of its core business of operating long-term acute care hospitals. As of November 30, 1996, the Company operated 14 long-term acute care hospitals and two satellite facilities, with a total of 1,340 licensed beds, located in 12 states. In December 1996, the Company opened a facility in San Diego (34 beds) and a satellite facility in Pasadena, Texas (46 beds) and in early 1997 the Company purchased a facility in Detroit, Michigan (16 beds).

      The Company offers long-term acute care to patients who are stabilized and do not require the complete spectrum of intensive care services provided by traditional acute care hospitals, but who are too ill to return home or be placed in a nursing home. The Company provides care to those suffering from pulmonary diseases, kidney failure and other complex medical problems; such patients require a variety of intensive services including life-support system, post-surgical stabilization, intravenous therapy, subacute rehabilitation and wound care. The Company also provides contract respiratory therapy services to nursing homes and hospital facilities owned by third parties. The Company's strategy is to provide a comprehensive range of long-term acute care that will enable it to treat most types of critical care patients, regardless of their diagnosis or medical condition, with the objective of returning these patients to full activity.

      The Company offers managed care organizations and indemnity insurance payors a single source from which to obtain long-term acute care services.

      Set forth below is certain selected information of the Company and its consolidated subsidiaries which has been excerpted and derived from the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended May 31, 1997. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Company with the Securities and Exchange Commission (the "Commission") and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. Such material is available for inspection at the offices of The New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, NY 10005 or The Pacific Exchange, Inc. (the "PEI"), 301 Pine Street, San Francisco, CA 94104.

                                                 TRANSITIONAL HOSPITALS CORPORATION
                                       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   Six Months Ended May 31,                     Fiscal Year Ended November 30,
                                 -------------------------     ---------------------------------------------------------------------

                                   1997           1996          1996          1995            1994          1993            1992
                                 ---------     ---------      --------      ---------      ---------      ---------      ---------
                                (unaudited)   (unaudited)

SUMMARY OF EARNINGS DATA:
Revenues......................   $162,415      $270,463       $507,194      $517,504       $427,740       $337,879       $347,707

Operating Revenues............    156,543       269,223        503,266       514,991        423,955        335,578        344,274

Income (loss) from operations
  before taxes................      6,699        16,046         (8,399)      (66,534)        17,172        (38,554)        36,753

Net income (loss).............      1,510         9,949         (5,352)      (41,632)        10,220        (24,892)        23,137

Net income (loss) per Share...       0.04          0.23          (0.12)        (0.95)          0.24          (0.58)          0.52

Book value per Share..........       9.16          8.61           9.13          9.13          10.09           9.80          10.48

Cash dividends declared per
   Share......................        --            --             --           0.01           0.01           0.09           0.36

Income from continuing
   operations per Share.......       0.04          0.23          (0.12)        (0.95)          0.24          (0.58)          0.52



                                     As of May 31, 1997                            As of November 30,
                                 -------------------------     ---------------------------------------------------------------------

                                       (unaudited)              1996          1995            1994          1993            1992
                                                              --------      ---------      ---------      ---------      ---------

BALANCE SHEET DATA:

   Total assets...............          $429,863              $465,947      $604,625       $600,004       $530,340       $540,600

   Current Assets.............           163,428               206,243       195,347        178,599        150,237        166,896

   Current liabilities........            58,890                65,033        80,025         75,103         55,713         33,144

   Long-term debt, exclusive of
     current maturities.......            10,442                14,858        84,883         69,090         40,718         26,293

   Total liabilities..........            72,837                83,748       205,836        159,965        107,848         89,667

   Stockholders' equity.......           357,026               382,199       398,789        440,039        422,492        450,933


--------------------------

(1) At period end.

                         CERTAIN INFORMATION CONCERNING
                              VENCOR AND MERGER SUB

      Vencor and Merger Sub are Delaware corporations having their principal executive offices located at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202. The phone number for Vencor and Merger Sub is (502) 596-7300.

      Set forth below is certain selected financial information of Vencor and its consolidated subsidiaries which has been excerpted and derived from the Annual Report on Form 10-K of Vencor for the year ended December 31, 1996 (the "Vencor 10-K"), Quarterly Report on Form 10-Q for the quarterly period ending March 31, 1997 (the "Vencor 10-Q") and Vencor's Current Report on Form 8-K/A, dated May 23, 1997. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position in the Vencor 10-K and the Vencor 10-Q) and in other reports and documents filed by Vencor with the Commission and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. Such reports and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material is also available for inspection at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

                                  VENCOR, INC.
                        SELECTED HISTORICAL AND PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 THREE MONTHS ENDED
                                                 ---------------------------------------------------

                                                      MARCH 31,         MARCH 31,        MARCH 31,
                                                       1997(1)            1997             1996
                                                 ---------------    --------------   ---------------
SUMMARY OF EARNINGS DATA:

   Revenues.....................................      $774,724           $680,696        $626,337

   Income before income taxes...................        58,302             55,891          44,894

   Net income to common stockholders............        35,446             33,982          27,610

      Net income per share of common stock......         $0.50              $0.45           $0.39

   Income from Continuing Operations per
          Share.................................         $0.50              $0.48           $0.39

BALANCE SHEET DATA:  (2)

   Total assets.................................    $2,660,706         $2,660,706      $1,950,878

   Current assets...............................       841,009            841,009         554,072

   Current liabilities..........................       413,319            413,319         301,708

   Long-term debt...............................     1,286,843          1,286,843         769,062

   Common stockholders' equity..................       833,483            833,483         804,902

   Book value per share (fully diluted).........         11.80              11.80           11.26

   Cash dividends declared per Share............            --                 --              --

--------------------

(1) Pro Forma combined financial information for Vencor and TheraTx, Incorporated following completion of the merger with TheraTx, Incorporated on March 21, 1997.

(2)  At period end.

      The Company does not take any responsibility for the accuracy or completeness of information contained in this Information Statement with respect to Merger Sub or Vencor or any of their subsidiaries or affiliates, or for any failure by Merger Sub or Vencor to disclose events which may have occurred or may affect the significance or accuracy of any such information.

      Merger Sub, a Delaware corporation, which is a wholly owned subsidiary of Vencor, was organized to acquire the Company and has not conducted any unrelated activities since its organization.

      Financial information of Merger Sub is not provided because Merger Sub is a newly formed corporation with no historical financial information and will be merged with and into the Company as of the Effective Time, at which time the separate corporate existence of Merger Sub shall cease.

                            BACKGROUND OF THE MERGER

      During the fall of 1996 when it appeared that the Company was going to dispose of its psychiatric hospitals business, representatives of Vencor contacted representatives of the Company to determine the Company's interest in selling its hospitals business to Vencor. Vencor and the Company entered into a confidentiality agreement, dated October 28, 1996.

      During mid 1997, Vencor commenced a due diligence process. From mid-April through May 2, 1997, the Company discussed various proposals for a sale of the Company to Vencor and other persons.

      Among the proposals made was the proposal made by Vencor on April 27, 1997, pursuant to which Vencor proposed to acquire the Company for $14.25 per Share in cash. On April 28, 1997, the Company Board held a meeting to consider Vencor's proposal. After discussions and deliberations which included advice from the Board's outside financial advisors, the Board voted (with Richard Conte and Wendy Simpson, directors of the Company who were also executive officers of the Company, abstaining) to authorize management to negotiate an agreement with Vencor based on its proposal and representatives of the Company advised a representative of Vencor that Vencor's $14.25 per Share proposal was the highest received and that Vencor could commence detailed due diligence and negotiation of a definitive acquisition agreement. Representatives of Vencor began a detailed due diligence investigation at the Company's headquarters and hospitals on April 30.

      On May 1, 1997, the Company received a telephone call from Select Medical inquiring as to the possibility of meeting with representatives of the Company before its May 2 Company Board meeting.

      On May 2, 1997 following a misunderstanding between representatives of Vencor and the Company, the Company Board approved the Select Medical Merger Agreement (with Mr. Conte and Ms. Simpson abstaining) and the Company executed the Select Medical Merger Agreement pursuant to which stockholders would have received $14.55 per Share.

      On May 7, 1997, Vencor commenced the Offer.

      During the period beginning on approximately May 7, 1997 and concluding on June 12, 1997 Vencor and the Company negotiated the terms of the Merger Agreement.

      On June 12, 1997 Vencor sent a letter to the Company (the "June 12 Letter") with the form of merger agreement attached and the Company announced that it had delivered written notice of the termination of the Select Medical Merger Agreement in accordance with Section 9.1(g) thereof.

      On June 18, 1997, the Company Board met and unanimously approved (with Mr. Conte and Ms. Simpson abstaining) the Merger Agreement and the Merger, determined that each of the Offer and the Merger are fair to and in the best interests of the Stockholders of the Company and voted to recommend that the stockholders of the Company accept the Offer. On the same day, the Board of Directors of Vencor approved the Merger Agreement and the Merger Agreement was executed by Vencor, Merger Sub and the Company.

      On June 20, 1997, Merger Sub accepted for payment all of the approximately 37,247,234 Shares tendered pursuant to the Offer.

                       RECOMMENDATION OF THE COMPANY BOARD
                           AND REASONS FOR THE MERGER

      At a meeting of the Company Board on June 18, 1997, the Company Board determined that the Offer and the Merger are fair to and in the best interests of the Company and the stockholders. The Company Board recommended that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

      The Company Board, after considering the opinion of Morgan Stanley that the consideration to be paid to the stockholders is fair from a financial point of view, unanimously voted (with Mr. Conte and Ms. Simpson abstaining) that the Offer is fair to and in the best interests of the Company and the stockholders and unanimously approved (with Mr. Conte and Ms. Simpson abstaining) the terms and conditions of the Merger Agreement.

      In reaching its conclusion with respect to the Offer and the Merger and recommendation described above, the Company Board considered a number of factors, including without limitation the opinion of Morgan Stanley that, as of the date of such opinion, and subject to the assumptions made, matters considered and limits on the review undertaken, the Merger Consideration to be received by holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders, and the following:

          1. The price to be paid to the stockholders represents a substantial premium over the market prices for the Shares prior to the announcement by the Company on April 24, 1997 that the Company had received expressions of interest from various parties interested in acquiring the Company. On April 23, 1997, the last trading day prior to such announcement, the closing price of the Shares was $9.75 per Share. The price to be paid by Vencor is $.50 per Share higher than the highest price offered by Select Medical.

          2. The transaction allows stockholders to receive a substantial return on their investment without waiting for the Company to effectuate its growth strategy. Generally, it takes six months for each new hospital to become eligible for full Medicare reimbursement. During such period, the hospitals generally incur significant losses. It could take the market much longer to reflect the value of the Company if it were to continue its growth plan.

          3. The consideration to be received by stockholders represents what is believed to be the full value for the Company's transitional hospitals line of business.

          4. The transaction allows stockholders to immediately realize what is believed to be a high value for the BHC stock owned by the Company. The transfer restrictions and the large block of stock owned by the Company make it difficult to dispose of the stock, other than in connection with the sale of BHC. Although BHC has considered certain transactions, there is no assurance that BHC will be sold or that the consideration received by the Company in a sale would be such that the Company and the stockholders could immediately realize value.

          5. The Company's business is subject to changing competitive conditions arising from changes in the health care industry, including those that may arise from governmental and private health care reform initiatives which may be enacted in the future. There is no assurance as to how the Company would be able to compete in the future.

          6. The restrictions placed upon health care providers by governmental authorities and third party payors are changing. The effect of any additional restrictions on the Company and its ability to continue its business as presently conducted is uncertain.

          7. The transaction offers attractive terms relative to market prices and financial data relating to other companies engaged in the same or similar lines of businesses as the Company and relative to the consideration paid in comparable acquisition transactions.

      In view of the wide variety of material factors considered in connection with the evaluation of the Merger, the Company Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

                          OPINION OF FINANCIAL ADVISOR

      At the June 18, 1997 meeting of the Company Board, Morgan Stanley delivered its oral opinion to the Company Board (which was formalized in written form on such date) that as of such date and subject to the various considerations set forth in the written opinion, the Merger Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

      THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY DATED JUNE 18, 1997 WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT B TO THIS INFORMATION STATEMENT. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE FAIRNESS OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

      In connection with rendering its written opinion dated June 18, 1997, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) reviewed certain financial projections prepared by the management of the Company; (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) participated in discussions with the Company and its legal advisors regarding certain legal and regulatory issues in connection with the transaction; (vi) reviewed the reported prices and trading activity for the Shares; (vii) compared the financial performance of the Company and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as it deemed appropriate.

      In rendering its opinion, Morgan Stanley assumed and relied without independent verification upon the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections prepared by the management of the Company, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley also assumed that the Merger would be consummated in accordance with the terms of the Merger Agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the results of any particular analysis should not be taken to be Morgan Stanley's view of the actual value of the Company.

      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Merger Consideration pursuant to the Merger Agreement from a financial point of view to the holders of Shares and were provided to the Company Board in connection with the delivery of its opinion. In addition, as described above, Morgan Stanley's opinion and Morgan Stanley's presentation to the Company Board were two of the factors taken into consideration by the Company Board in making its determination to approve the Offer and the Merger and should not be viewed as being determinative of the entire Company Board.

      The Company retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking businesses, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their customers, in securities of the Company. In the past, Morgan Stanley or its affiliates has provided financial advisory or financing services to the Company and has received customary fees for the rendering of these services.

      Pursuant to a letter agreement dated as of February 28, 1997, the Company has agreed to pay Morgan Stanley and Dean Witter Reynolds Inc. (i) a retainer fee of $250,000; (ii) a fairness opinion fee of $500,000 which became payable upon delivery of the above opinion; and (iii) a transaction fee of approximately $4,000,000 (against which any previously paid fees would be credited). In addition, to the foregoing compensation, the Company has agreed to reimburse Morgan Stanley and Dean Witter Reynolds, Inc. for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for its liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

                          INTERESTS OF CERTAIN PERSONS

      Certain existing and former members of the Company's management and the Company Board (as well as other employees of the Company) have certain interests that are described below that are in addition to their interests as stockholders generally. The Company Board took these interests into account in recommending the Merger Agreement and the transactions contemplated thereby.

      EMPLOYMENT AGREEMENTS. The employment agreements of each of Mr. Conte, Chief Executive Officer, Ms. Simpson, Chief Financial Officer, James R. Laughlin, Executive Vice President--Development of the Company, Ronald L. Ooley, Executive Vice President--U.S. Hospital Operations of the Company, and Julia L. Kopta, Executive Vice President--General Counsel and Secretary of the Company, provide for certain benefits upon a change of control. Such agreements also provide them with certain rights to terminate their employment within one year of a change of control of the Company. The consummation of the Offer constituted a change of control under all such employment agreements.


      Following a change in control (as such term is defined in Mr. Conte's employment agreement), of the Company and upon the earlier of (i) the date on which Mr. Conte gives notice of his intent to terminate his employment, (ii) the date on which the Company gives notice to him that it intends to terminate his employment and (iii) the date of his death, Mr. Conte would be entitled to receive a lump sum payment in an amount equal to the sum of: (i) six times Mr. Conte's salary (presently $750,000 per year); (ii) salary for the period commencing on the date of the change of control and ending one year following such date; (iii) the maximum bonus Mr. Conte could have received under the Company's annual incentive compensation plan for the fiscal year in which the change of control occurred (which amount must be at least equal to his salary);
(iv) the maximum bonus Mr. Conte could have received for such three-year plan cycle under the Company's long-term compensation plan (which amount for each plan year must be at least equal to his salary, and provided that amounts payable for any three-year plan cycle will be prorated to the extent the change of control occurs less than halfway through such plan cycle); (v) all deferred compensation accrued through the date of the change of control; and (vi) pursuant to his deferred compensation plan, an additional amount equal to 9.5% of the sum of (A) all salary, bonus, deferred compensation, loan forgiveness and other amounts paid to Mr. Conte upon a change of control and (B) the appreciated value of stock options. Also, certain loans made to Mr. Conte by the Company will be forgiven. In accordance with the terms of his employment agreement, certain amounts were previously paid in connection with the sale of the Company's psychiatric operations. Mr. Conte would also receive the foregoing benefits in the event of a hostile takeover or corporate reorganization (as such terms are defined in Mr. Conte's employment agreement). Mr. Conte's employment agreement provides that he may terminate his employment at any time within one year after a change of control or corporate reorganization of the Company or immediately upon a hostile takeover of the Company. Mr. Conte terminated his employment with the Company effective June 30, 1997 and has been paid his severance benefits under his employment agreement. For six years following the termination of his employment, Mr. Conte is reimbursed for premiums on a $5,000,000 life insurance policy, continues to be covered under the Company's employee benefit programs and continues to receive income tax preparation services.

Mr.Conte also received title to the automobile provided for his use by the Company. In addition, the Company will pay Mr. Conte for any excise taxes resulting from payments made to him in connection with the change of control, corporate reorganization or hostile takeover of the Company being deemed parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Mr. Conte will make himself available as a consultant to the Company for ten years following his termination of employment, during which time Mr. Conte will be entitled to use his present office facilities and parking as well as secretarial and administrative services of the Company.


      The employment agreements with Ms. Simpson, Messrs. Laughlin and Ooley and Ms. Kopta provide that following a change of control of the Company (as such term is defined in such employment agreements) and upon the earlier of (i) the date on which he or she gives notice of his or her intent to terminate his or her employment (which notice must specify a termination date no sooner than December 24, 1997), (ii) the date on which the Company gives notice to him or her that it intends to terminate his or her employment and (iii) the date of his or her death, each would be entitled to receive a lump sum payment equal to the sum of: (i) two times his or her salary; (ii) the maximum bonus he or she could have received under the Company's annual incentive compensation plan for the fiscal year in which the change of control occurs; (iii) the maximum incentive bonus he or she could have received for each three-year plan cycle under the Company's long-term incentive compensation plan (provided that amounts payable for any three-year plan cycle will be prorated to the extent the change of control occurs less than halfway through such plan cycle); and (iv) an amount equal to his or her car allowance payable for two years following the change of control. Also certain loans made to them by the Company will be forgiven. The Company will also pay each of them for any excise taxes resulting from payments made to them in connection with the change of control of the Company being deemed parachute payments under Section 280G of the Code. Also, pursuant to these employment agreements, the Company has placed into escrow an additional amount equal to one year's salary for each person. Such amount will be released to each person at the earlier of six months following the change of control and the date on which such person is released from his or her employment with the Company. Ms. Simpson, Messrs. Laughlin and Ooley, and Ms. Kopta have each given notice to the Company of their intent to terminate their employment effective December 25, 1997 and have been paid their severance benefits. Each of them will continue to be covered under the Company's employee benefit programs for two years following their termination of employment and will receive certain outplacement services. Each of them will make themselves available as a consultant for five years following their termination of employment, during which time they will be entitled to use their present office facilities and parking as well as secretarial and administrative services of the Company.


      These individuals would be entitled to receive substantially the same benefits if their employment were to be terminated by the Company other than for certain specified events of misconduct or if they terminated their employment following (i) a material breach by the Company of their respective contracts or
(ii) a material change in their duties or responsibilities. In such event, the terminating individual would not be subject to the non-competition covenant or consulting arrangement under her or his contract.

      STOCK OPTIONS. The employment agreements for each of Ms. Simpson, Messrs. Laughlin and Ooley and Ms. Kopta provide that all stock options vested immediately prior to the consummation of the Offer. Ms. Simpson, Messrs. Laughlin and Ooley and Ms. Kopta had 329,205, 151,000, 138,475 and 174,373 options, respectively, which vested as a result of the Offer, including 26,023, 90,000, 47,475 and 37,373 options, respectively, which have an exercise price above $16.00 per Share. As a result of the Merger Agreement, the holders of options are entitled to receive a payment for each option in an amount equal to the difference between the Merger Consideration and the exercise price of the option. The Merger Agreement permitted the payment of such amounts immediately prior to the consummation of the Offer. Mr. Conte, Ms. Simpson, Messrs. Laughlin and Ooley and Ms. Kopta received approximately $4,657,000, $2,642,000, $1,748,000, $1,327,000 and $1,162,000, respectively, for their options
(including options which are vested) as a result of the Merger.

      The Company's 1989 Stock Incentive Plan provides that each non-employee director will receive options to purchase 5,000 shares on each January 26 for a purchase price equal to the fair market value of the Shares on the date of the grant. Such options are fully vested and exercisable. Each option includes a limited stock appreciation right (an "SAR") which is exercisable only in the event of a change of control of the Company. The consummation of the Offer constituted a change of control. Upon a change in control, the non-employee director is entitled to surrender the option and SAR in exchange for a payment equal to the difference between the fair market value of the Shares less the exercise price of the option. Nigel Petrie also received options to purchase 7,500 Shares in connection with services provided to the Company as an independent director of the Company's former U.K. subsidiary. Upon consummation of the Offer, Carol J. Burt, Nigel Petrie, Dana Shires, MD, Robert Thomas and Ralph Watts received approximately $30,000, $45,000, $111,000, $99,000 and $30,000, respectively, pursuant to their options and SARs. Dr. Jack H. Lindheimer received options to purchase Shares for services rendered to the Company in his former position as Corporate Medical Director and/or Medical Director of one of the Company's hospitals. Dr. Jack Lindheimer received approximately $451,000 upon consummation of the Offer pursuant to his options.

      LOANS TO MANAGEMENT. In 1995 the Company loaned $300,000 to each of Messrs. Conte and Laughlin, Ms. Simpson and Ms. Kopta to enable these executive officers to acquire residences in close proximity to their principal business offices. The Company also loaned $296,000 to Mr. Ooley for the same purpose. Pursuant to the terms of their employment agreements, these loans were forgiven upon consummation of the Offer. The loans accrued interest at an annual rate of 5% and were secured by the residences. The loans were payable in monthly installments of principal and interest based on a 30-year amortization. The loans would have become immediately due and payable ninety days after termination of employment.

      In 1995 the Company granted Special Recognition Awards to Messrs. Conte, Laughlin and Ooley for their significant efforts on behalf of the stockholders to develop the Company's transitional hospitals line of business. Because the Company Board also wanted to incentivize these persons to remain with the Company, this award was made in the form of a non-recourse, interest free loan due

36 months following the date of the award. Messrs. Conte, Laughlin and Ooley were loaned $1,000,000, $1,000,000 and $750,000, respectively. One thirty-sixth of the loan amount is forgiven each month, provided that such person does not voluntarily terminate his employment with the Company during the term of the loan. These loans were forgiven upon consummation of the Offer pursuant to the terms of such loans.

      BHC SERVICES AGREEMENT. BHC, the Company and Mr. Conte are parties to a Services Agreement pursuant to which Mr. Conte serves as Chairman of the Board of BHC, and also directs its Puerto Rico operations, through November 30, 2000. The Services Agreement provides that BHC will pay Mr. Conte $200,000 per year. Prior to termination of his employment, such amount was paid to the Company for making Mr. Conte's services available to BHC. The Services Agreement also provides that if there is a change of control of BHC, BHC would pay to the Company, or to Mr. Conte if he is no longer employed by the Company in his current positions or if the Company Board otherwise agreed, all amounts which would have been paid by BHC under the Services Agreement from the date of the change of control of BHC through November 30, 2000. Such amount would have been paid to the Company if Mr. Conte was employed by the Company at the time of the change of control of BHC.

      Each of Thomas T. Ladt, W. Bruce Lunsford, Michael R. Barr and W. Earl Reed, III each of whom was nominated by Vencor were elected as members of the Company Board following the consummation of the Offer. None of these persons owned any Shares as of the Record Date.

                          CERTAIN EFFECTS OF THE MERGER
                                  ON THE SHARES

      Upon consummation of the Merger, Stockholders will not retain their equity interest in the Company and therefore will not have the opportunity to share in future earnings and potential growth, if any, of the Company. Following the Merger, the Company plans to take all necessary actions (i) to de-register the Shares under the Exchange Act, and (ii) to delist and de-register the Shares from the NYSE and the PEI.

                             FINANCING OF THE MERGER

      Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $585,000,000 which is net of the cash held by the Company.

      On May 30, 1997 Vencor amended and restated its $1.75 billion Credit Agreement dated as of March 17, 1997, amended as of March 31, 1997 and April 22, 1997, among Vencor, the various banks party thereto, the Swingline Bank party, the LC Issuing Banks party thereto, the Managing Agents and Co-Agents party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent and Collateral Agent, and Nationsbank, N.A., as Administrative Agent (the "Amended and Restated Credit Agreement").

      Pursuant to the terms of the Amended and Restated Credit Agreement, the total amount of Commitments (as defined in the Amended and Restated Credit Agreement) is equal to $2 billion. Interest is payable pursuant to the terms of the Amended and Restated Credit Agreement at rates up to any of (i) the prime prate plus 1/2%, (ii) the daily federal funds rate plus 1%, (iii) LIBOR plus 1 1/8% or (iv) the bank certificate of deposit rate plus 1 1/4%.

      The foregoing discussion of the Credit Agreement and the Amended and Restated Credit Agreement is qualified in its entirety by the text of the Credit Agreement (including the Amendments to the Credit Agreement) and the Amended and Restated Credit Agreement which are included in Amendment No. 8 to Vencor's
Schedule 14D-1; as Exhibits (b)(1), (b)(2) and (b)(3).

      It is anticipated that the indebtedness incurred by Vencor in connection with the Offer and the Merger will be paid from funds generated internally by Vencor and its subsidiaries (including, after the Merger, if consummated, dividends paid by the surviving corporation and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Vencor will employ to repay such indebtedness. Such decisions, when made, will be based on Vencor's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

      Vencor borrowed approximately $595,000,000 pursuant to the Amended and Restated Credit Agreement to pay for the Shares accepted for payment pursuant to the Offer.

                       ACCOUNTING TREATMENT OF THE MERGER

      The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values on the balance sheet of the Company.

              CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

      Antitrust. On June 8, 1997 the waiting period under the HSR Act with respect to the indirect acquisition of the shares of capital stock of BHC owned by the Company expired. On June 12, 1997 the waiting period with respect to the Shares was terminated by action of the Antitrust Division of the United States Department of Justice.

      Healthcare Approvals. Vencor has informed the Company that it believes that it has obtained all necessary approvals under healthcare licensing, certificate of need and change of ownership laws and regulations and similar laws, rules and regulations.

                 CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER

      The following is a summary of the principal federal income tax consequences of the Merger to Stockholders who hold their Shares as capital assets. The discussion is based on the current provisions of the Code, the applicable Treasury Regulations ("Regulations") and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively.

      The tax consequences of the transfer of Shares by a holder pursuant to the Merger will depend on the holder's particular facts and circumstances. This discussion is for general information purposes only and may not apply to Stockholders who are subject to special treatment under the Code, such as (but not limited to) foreign persons, retirement plans, regulated investment companies and dealers in securities. It does not cover the special tax consequences that may apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is not intended to address any aspects of state, local, foreign or other tax laws. The discussion assumes that the Company is not a collapsible corporation under section 341 of the Code.

      The receipt of cash from Merger Sub for Shares pursuant to the Merger will be a taxable sale for federal income tax purposes (and also may be a taxable sale under applicable state, local or foreign tax laws). In general, a Stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received for the Shares and the holder's adjusted tax basis in such Shares. Gain or loss must be determined separately for each identifiable block of Shares (i.e., shares acquired at the same time and at the same price in one transaction) converted into cash in the Merger. Provided the Shares constitute capital assets in the hands of the holder thereof such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale pursuant to the Merger, the Shares were held for more than one year. The deduction of any capital loss may be limited under the Code.

      Unless a Stockholder complies with certain reporting and certification procedures or is an exempt recipient under applicable withholding provisions of the Code and Regulations, such holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the Merger. This tax is not an additional tax, but is treated as a payment of the taxpayer's federal income tax and may be refunded if the taxpayer has otherwise satisfied its federal income tax liability and the taxpayer complies with the applicable requirements for obtaining a refund. Stockholders should consult their brokers or the Paying Agent to ensure compliance with such procedures. Foreign Stockholders should consult their own tax advisors regarding withholding taxes in general.

      THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL THE POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, STOCKHOLDERS ARE URGED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM UNDER FEDERAL, STATE, LOCAL OR

OTHER TAX LAWS AND THE EFFECT OF ANY CHANGE IN THE APPLICABLE TAX LAWS SINCE THE DATE HEREOF.

                                 TRADING PRICES


      The Shares are traded principally on the NYSE under the trading symbol "THY". On June 11, 1997, the last full trading day prior to the date of the announcement of the June 12 Letter, the closing price per Share of the Shares as reported by the NSYE was $15 3/8 , the closing price per share of the Shares as reported by the NYSE on June 17, 1997 (the last full trading day prior to the execution of the Merger Agreement) was $15 7/8 and the closing price per share of the Shares as reported by the NYSE on July 24, 1997 (the last full trading day prior to the date of this Information Statement) was $15 7/8.


   STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

      The high and low sales prices for the Shares, as reported on the NYSE Composite Tape, for the years 1995 and 1996 and for the first quarter and second quarter of 1997 are shown below. Prior to December 1996, the Company was known as Community Psychiatric Centers and was traded under the symbol "CMY".




Calendar Year                                          High            Low
-------------                                          ----            ---
1995:
   First Quarter..................................     $12 7/8         $10 1/8
   Second Quarter.................................      13 3/4          10 1/2
   Third Quarter..................................      13 1/2          10 1/2
   Fourth Quarter.................................      12 1/4          10 1/4
1996:
   First Quarter..................................      12 3/8           8
   Second Quarter.................................      10 1/8           8
   Third Quarter..................................       9 1/2           7 5/8
   Fourth Quarter.................................      10               8 1/8
1997:
   First Quarter..................................      10 5/8           8 1/4
   Second Quarter.................................      16 1/8           8 1/4
   Third Quarter (through July 24, 1997)..........      16 1/2          15 3/4

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      According to information available to the Company as of the Record Date, the following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding stock.



                                             AMOUNT AND
                                             NATURE OF
                  NAME AND ADDRESS OF        BENEFICIAL
TITLE OF CLASS     BENEFICIAL OWNER          OWNERSHIP         PERCENT OF CLASS
--------------    -----------------------    ----------        ----------------

Common Stock      Vencor, Inc.               37,247,234(1)          95.5%
                  3300 Providian Center,
                  400 West Market Street,
                  Louisville, KY 40202

---------------

(1) Vencor indirectly owns 37,247,234 Shares through Merger Sub, all of which were acquired pursuant to the Offer.

                        SECURITY OWNERSHIP OF MANAGEMENT
                                 OF THE COMPANY

      As of the Record Date, no director or Executive Officer of the Company, other than Jill L. Force, Senior Vice President, General Counsel and Secretary of the Company, owned any Shares. Ms. Force is the beneficial owner of 243 Shares.


                              INDEPENDENT AUDITORS

      As there will not be a meeting of Stockholders to act with respect to the Merger, Price Waterhouse LLP will not have representatives available to discuss matters with Stockholders at a meeting.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference into this Information Statement the following documents previously filed with the Commission pursuant to the Exchange Act:

      1. The Company's Annual Report on Form 10-K and Form 10-K/A for the year ended November 30, 1996;

      2. The Company's Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 1997 and May 31, 1997; and

      3. The Company's Current Reports on Form 8-K dated May 8, 1997, May 9, 1997, and July 2, 1997.

      A copy of any document incorporated by reference herein (including any exhibit incorporated by reference in any such document) may be obtained without charge by any person receiving this Information Statement, upon written or oral request, by contacting the Company at 5110 West Sahara Avenue, Las Vegas, Nevada 89102, Attention: Secretary: telephone: (702) 257-3600. Such copy will be sent by first class mail or other equally prompt means within one business day after receipt of such request.

--------------------------------------------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                  VENCOR, INC.,

                              LV ACQUISITION CORP.

                                       and

                       TRANSITIONAL HOSPITALS CORPORATION

                            Dated as of June 18, 1997


--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER




      This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 18, 1997, is made by and among Vencor, Inc., a Delaware corporation ("Parent"), LV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Transitional Hospitals Corporation, a Nevada corporation ("Company").

      WHEREAS, the Boards of Directors of Parent, Sub and Company deem it advisable and in the best interests of their respective stockholders that Sub merge with and into Company (the "Merger"), and such Boards of Directors have unanimously approved (with two directors of Company abstaining) the merger of Sub with and into Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, on May 7, 1997, Sub commenced an offer to purchase (the "Offer") all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Company, including the associated rights to purchase (the "Rights") Series B Junior Participating Preferred Stock (the "Series B Preferred") issued pursuant to the Rights Agreement, dated as of June 21, 1996 (the "Rights Agreement"), between Company and Chase Mellon Shareholder Services, L.L.C. at a purchase price of $16.00 Share, net to the seller in cash, subject to certain conditions and subject to increase as contemplated by Section 8.4 of this Agreement;

      WHEREAS, the Board of Directors of Company, Parent and Sub have each determined that it is in the best interests of their respective stockholders for Sub to acquire Shares pursuant to the Offer, as amended pursuant to the terms of this Agreement (the "Amended Offer");

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                            THE AMENDED TENDER OFFER

      Section 1.1. Amended Tender Offer.

      a. Parent and Sub have filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which contains (included as an exhibit) Sub's Offer to Purchase dated May 7, 1997 (the "Offer to Purchase") and form of the related letter of transmittal (collectively, the "Offer Documents"). As promptly as practicable (but no later than the third business day after the date of this Agreement), Parent and Sub shall file with the SEC an amendment to the Offer Documents (as so amended, and as the same may be further amended or supplemented in accordance with the terms of this Agreement, the "Amended Offer Documents"), unless such Amended Offer Documents shall have been filed on or prior to the date of this Agreement. The Amended Offer Documents shall contain a supplement to the Offer to Purchase, which shall be mailed to the holders of Shares and which shall describe this Agreement and the negotiations preceding this Agreement and shall amend the Offer to provide that the Offer shall only be subject to the conditions set forth in Annex A hereto, and to extend the expiration date of the Amended Offer to 12:00 midnight, New York City time, on June 19, 1997; it being understood and agreed that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall be on the same terms and subject to the same conditions as the Offer. Without the prior written consent of Company, Sub shall not decrease the price per Share or waive the Minimum Condition (as defined in Annex A), impose additional conditions to the Amended Offer, extend the expiration date of the Amended Offer if the conditions to the Amended Offer have been satisfied, provided that none of the conditions set forth in Annex A are existing at such time, or amend any other term of the Amended Offer in any manner adverse to the holders of Shares. Sub shall extend the expiration date of the Offer until such time as the conditions to the Amended Offer have been satisfied, provided that no single extension shall be for more than 10 business days. Subject to the terms and conditions of the Amended Offer, upon the expiration of the Amended Offer, Parent will promptly pay for all Shares duly tendered. Company's Board of Directors shall recommend acceptance of the Amended Offer to its stockholders in an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") concurrently with the execution of this Agreement, provided that such recommendation may subsequently be withdrawn, modified or amended to the extent Company's Board of Directors determines in good faith that the fiduciary duties of such Board of Directors under applicable law require such withdrawal, modification or amendment.

      b. Parent agrees, as to the Amended Offer Documents, and Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and other applicable laws. Company and its counsel, as to the Amended Offer Documents, and Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents (and any amendments thereto and any other submissions to the SEC) prior to their being filed with the SEC.

      c. In connection with the Offer, Company has caused its transfer agent to furnish to Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as a magnetic tape containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. Company will furnish Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Parent or Sub or their agents may reasonably request in communicating the Amended Offer to the record and beneficial holders of Shares.

                                   ARTICLE II.

                                   THE MERGER

      Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 2.2 hereof), Sub shall be merged with and into Company and the separate corporate existence of Sub shall thereupon cease, and Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nevada and the separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects set forth in Section 92A.250 of the General Corporation Law of the State of Nevada (the "GCL").

      Section 2.2. Effective Time of The Merger. The Merger shall be effective when properly executed Articles of Merger ("Articles of Merger") are duly filed by the Secretary of State of the State of Nevada and a properly executed certificate of merger ("Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware, which filings shall be made as soon as practicable following the Closing (as hereinafter defined), and provided that this Agreement has not been terminated or abandoned pursuant to Article X hereof. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which such Articles of Merger and Certificate of Merger are so filed.

                                  ARTICLE III.

                            THE SURVIVING CORPORATION

      Section 3.1. Articles of Incorporation. The Articles of Incorporation of Company in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the GCL.

      Section 3.2. By-Laws. Subject to Section 8.7 hereof, the by-laws of Company as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the GCL.

      Section 3.3. Directors and Officers of Surviving Corporation.

      a. The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and by-laws of the Surviving Corporation or as otherwise provided by law.

      b. The officers of Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

      Section 3.4. Board of Directors; Committees. If requested by Parent, Company will, promptly following the purchase by Sub of Shares pursuant to the Amended Offer, take all actions necessary to cause persons designated by Parent to become directors of Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of Company (the "Board of Directors") multiplied by (y) the percentage that the number of Shares so accepted for payment plus any Shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. In furtherance thereof, Company will increase the size of the Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Board of Directors; provided, however, that prior to the Effective Time, the Board of Directors shall always have at least two, and at the Company's election three, members (one of whom shall be Richard Conte) who are neither officers of Parent nor designees, stockholders or affiliates of Parent ("Parent Insiders"). At such time, Company, if so requested, will use its reasonable efforts to cause persons designated by Parent to constitute the same percentage of each committee of the Board of Directors, each board of directors of each Company Subsidiary and each committee of each such board (in each case to the extent of Company's ability to elect such persons) provided, however, that prior to the Effective Time each such committee and each subsidiary board shall, at Company's election, always have at least one member (who may be Richard Conte) who is not a Parent Insider. Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 3.4 and shall include in the
Schedule 14D-9 such information as is required under such Section and Schedule. Parent agrees to furnish to Company all information concerning Parent's designees which may be necessary to comply with the foregoing and agrees that such information will comply with the Exchange Act and the rules and regulations thereunder and other applicable laws.

      Section 3.5. Actions by Directors. For purposes of Article X hereof, no action taken by the Board of Directors prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of Company who are not Parent Insiders.


                                   ARTICLE IV.

                              CONVERSION OF SHARES

      Section 4.1. Conversion or Cancellation of Shares. The manner of converting or canceling shares of Company and Sub in the Merger shall be as follows:

      (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Sub or any other subsidiary of Parent (collectively, the "Parent Companies") or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 92A.380 of the GCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $16.00 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section
4.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Sections 92A.300 et seq. of the GCL.

      (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Parent Companies, and each Share issued and held in Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      (c) At the Effective Time, each share of Common Stock, par value $0.25 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Sub or the holders of such shares, be converted into one Share.

      Section 4.2. Payment for Shares.

      a. Parent shall make available, or shall cause to be made available, with a paying agent selected by Parent and reasonably satisfactory to Company (the "Paying Agent"), the following: (i) cash to be paid pursuant to Section 4.1(a) and (ii) cash to be paid on the exercise of any Options to purchase Shares outstanding immediately prior to the Effective Time which have an exercise price of less than the Merger Consideration, less, with respect to each such Option, the exercise price thereof.

      b. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail (or deliver at its principal office) to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for Shares shall pass, only upon delivery of the certificates for Shares to the Paying Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates for Shares. Upon surrender of a certificate for Shares to the Paying Agent, or upon notice of the exercise of Options, accompanied by such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive the amount which such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon the surrender of any certificate for Shares. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Parent shall reimburse the Surviving Corporation for such charges and expenses.

      Section 4.3. Dissenters' Rights. If any Dissenting Stockholder shall be entitled to or shall assert entitlement to be paid the "fair value" of his or her Shares, as provided in Sections 92A.300 et seq. of the GCL, Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1.

      Section 4.4. Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed, and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for Merger Consideration applicable to such Shares.

      Section 4.5. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, at 10:00 a.m., local time, one business day after the day on which all of the conditions set forth in Article IX are satisfied or waived or at such other date, time and place as Parent and Company shall agree.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Except as otherwise disclosed to Company in a disclosure schedule delivered to it concurrently with the execution hereof (which disclosure schedule shall contain appropriate references to identify the representations and warranties herein to which the information in such disclosure schedule relates) (the "Parent Disclosure Schedule"), and except as otherwise expressly contemplated by this Agreement, Parent represents and warrants to Company as follows:

      Section 5.1. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified or to be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect").

      Section 5.2. Authority Relative to This Agreement. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate action or proceedings on the part of either Parent or Sub (including without limitation any action by Parent's stockholders) are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub, as applicable, and constitutes a valid and binding agreement of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and remedies generally or to general principles of equity.

      Section 5.3. Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, certain filings and approvals relating to healthcare licensing, certificate of need, change of ownership filings pursuant to Medicare and Medicaid laws and similar matters, and the filing of appropriate Articles of Merger and Certificate of Merger in such form as required by, and executed in accordance with the relevant provisions of, the GCL and the General Corporation Law of Delaware, no filing with, and no permit, authorization, consent or approval of, any governmental or regulatory authority, agency, commission or other governmental entity, domestic or foreign

("Governmental Entity"), is necessary in connection with the consummation by Parent or Sub of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate prevent, materially delay or materially impair the ability of Parent or Sub to consummate the transactions contemplated by this Agreement. Neither the execution and delivery by Parent or Sub of this Agreement, nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter documents or by-laws of Parent or Sub,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not prevent, materially delay or materially impair the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

      Section 5.4. Consents. Parent, as of the date hereof, after taking into account, among other things, its compliance with health care regulatory requirements, has no reason to believe that it will not obtain the consents referred to in Section 9.1(d) on or before June 19, 1997.

                                   ARTICLE VI.

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      Except as otherwise disclosed to Parent and Sub in a disclosure schedule delivered to them concurrently with the execution hereof (which disclosure schedule shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Schedule"), and except as otherwise expressly contemplated by this Agreement, Company represents and warrants to Parent and Sub as set forth below.

      Section 6.1. Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in such good standing, which, when taken together with all other such failures, would not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Company and Company Subsidiaries (as defined below), taken as a whole (a "Company Material Adverse Effect"). Company has made available to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws of Company (the "By-laws"), each as amended to date and the articles of incorporation and by-laws or similar governing instrument of each Company Subsidiary, each as amended to date. The Articles of Incorporation and the By-laws and the articles of incorporation, by-laws or similar governing instruments of each Company Subsidiary so delivered are in full force and effect.

      Section 6.2. Capitalization. The authorized capital stock of Company consists of 100,000,000 Shares and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). As of June 11, 1997, (i) 38,994,413 Shares were issued and outstanding (excluding Shares held by Company in treasury), (ii) options to acquire 3,824,848 Shares were outstanding under all Plans (as defined in Section 6.14) of Company, (iii) 178,518 Shares were subject to issuance in connection with Company's 5 3/4% Convertible Subordinated Debentures due 2012, (iv) no shares of Preferred Stock were outstanding, and (v) Rights to purchase 389,945 shares of Series B Preferred Stock were outstanding (excluding Rights attached to Shares held by Company in its treasury). All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. There are not now, and at the Effective Time there will not be, any shares of capital stock of Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Company to issue, transfer or sell any shares of its capital stock or other issued or unissued capital stock or other securities of Company or any Company Subsidiary except as set forth above (including upon the exercise of the options and Rights and conversion of the convertible debentures referred to above). Immediately prior to the consummation of the Amended Offer, no Shares, Preferred Shares, Preferred Stock or any other securities of Company will be subject to issuance pursuant to the Rights Agreement, and after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or other capital stock or other securities of the Surviving Corporation pursuant to any Plan or pursuant to any subscription, option, warrant, right, convertible security or other agreement or commitment. Other than the Debentures, neither Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Company or any Company Subsidiary on any matter.

      Section 6.3. Subsidiaries. Each Company Subsidiary (as defined herein) is, directly or indirectly, wholly owned by Company and Exhibit 6.3 contains a true and complete list of each Company Subsidiary. As used herein, "Company Subsidiary" shall mean any corporation, partnership, joint venture or other business entity of which Company owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity. Each of the outstanding shares of capital stock or other equity interests of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Liens"). Each of the shares of capital stock of BHC beneficially owned by Company is duly authorized, validly issued, fully paid and nonassessable and is owned free and clear of all Liens (except as contained in the stockholders agreement relating to

BHC) and the transfer of control over such shares contemplated hereby will not violate, or give any third party rights under, any agreement to which Company or any Company Subsidiary is a party.

      a. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, except where the failure to comply with the foregoing would not individually or in the aggregate have a Company Material Adverse Effect.

      b. Each Company Subsidiary has the requisite power to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to have such power would not individually or in the aggregate have a Company Material Adverse Effect.

      c. Each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified, or to be in good standing, which, when taken together with all other such failures, would not have a Company Material Adverse Effect.

      d. There are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Company or any Company Subsidiary to issue, transfer or sell any securities or other equity interests of any Company Subsidiary or otherwise take actions with respect to the capital stock or other equity interests or securities of any Company Subsidiary.

      e. There are no voting trusts, standstill, stockholder or other agreements or understandings to which Company or any of Company Subsidiaries is a party or is bound with respect to the voting of the capital stock or other equity interests of Company or any of Company Subsidiaries.

      Section 6.4. Authority Relative to This Agreement. Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated hereby have been duly authorized by Company's Board of Directors and, to the extent required under the GCL, except for the approval of Company's stockholders to be sought as contemplated by Section 8.3(a) hereof, no other corporate action or proceedings on the part of Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights and remedies generally or to general principles of equity. The Board of Directors has unanimously (with two directors abstaining) approved this Agreement, the Amended Offer and the Merger and the other transactions contemplated hereby.

      Section 6.5. Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act, the Exchange Act, state securities or blue sky laws, certain filings and approvals relating to health care licensing, certificate of need, change of ownership filings pursuant to Medicare and Medicaid laws and similar matters, and the filings and recordation of the Articles of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by the this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate have a Company Material Adverse Effect or could not prevent, materially delay or materially impair the ability of Company to consummate the transactions contemplated by this Agreement. Neither the execution and delivery by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the charter documents or by-laws of Company or any of Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation ("Contracts") to which Company or any of Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming compliance with the matters referred to in this Section 6.5, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Company, any of Company Subsidiaries or any of their properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which would not, alone or in the aggregate, have a Company Material Adverse Effect or that would not prevent, materially delay or materially impair the ability of Company to consummate the transactions contemplated by this Agreement.

      Section 6.6. Reports and Financial Statements. Company has delivered to Purchaser each registration statement, schedule, report, proxy statement or information statement prepared by it since November 30, 1996 (the "Audit Date"), including, without limitation, (i) Company's Annual Report on Form 10-K for the year ended November 30, 1996 and (ii) Company's Quarterly Report on Form 10-Q for the quarterly period ended February 28, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC, and Company has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act since January 1, 1994 (collectively, the "Company SEC Reports"). None of such Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes and schedules) included in or incorporated by reference into the Company SEC Reports fairly presents the consolidated financial position of Company and its consolidated subsidiaries as of the respective dates thereof, and the other related statements (including the related notes and schedules) included or incorporated by reference therein fairly present the results of operations, retained earnings and the changes in financial position of Company and Company Subsidiaries for the respective periods or as of the respective dates set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments), all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein.

      Section 6.7. Absence of Undisclosed Liabilities. Except for liabilities or obligations which (i) are accrued or reserved against in Company's financial statements or reflected in the notes thereto included in the Company SEC Reports filed prior to the date hereof, or (ii) were incurred after February 28, 1997 in the ordinary course of business and consistent with past practices, neither Company nor any Company Subsidiary has any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a corporate balance sheet or the notes thereto. Except as accrued or reserved against in Company's financial statements included in Company's SEC Reports filed prior to the date hereof, as of the date hereof there are no obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any facts or circumstances of which Company has knowledge that could result in any claims against or liabilities of Company or any Company Subsidiaries that, alone or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

      Section 6.8. Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed prior to the date hereof, since the Audit Date neither Company nor any of Company Subsidiaries has: (i) taken any of the actions set forth in Section 7.1(b), clauses (i), (iii), (iv) or (v) of Section 7.1(c) or Section 7.1(e) hereof; (ii) suffered any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of Company and Company Subsidiaries taken as a whole (other than any change relating to the United States economy in general or to the United States investor owned hospital business or to the acute care hospital business in general) or any development or combination of developments of which management of Company has knowledge which is reasonably likely to result in any such change; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Company; (iv) any change by Company in accounting principles, practices or methods; or (v) except as permitted by Section 7.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices. Since November 30, 1996, except as disclosed in the Company Reports filed prior to the date hereof and except as permitted by Schedule 8.10 hereto, there has not been any increase in the compensation payable or which could become payable by Company and its subsidiaries to their officers or key employees, or any amendment of any Plans except for such increases in compensation (i) reflected in Schedule 6.8 hereof or (ii) which are given to persons who are not officers of Company in the ordinary course of business and consistent with past practices.

      Section 6.9. Litigation. Except for litigation disclosed in the notes to the financial statements included in the Company SEC Reports filed prior to the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that, alone or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

      Section 6.10. BHC. Since the Audit Date, to Company's knowledge, there has not been any material adverse change in the business, financial condition, results of operations, properties, assets or liabilities of BHC and its subsidiaries, taken as a whole.

      Section 6.11. No Default. Neither Company nor any of Company Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its charter documents or by-laws, (ii) any Contract to which Company or any of Company Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Company or any of Company Subsidiaries, except in the case of clauses (ii) and (iii) above for defaults or violations which, alone or in the aggregate, would not have a Company Material Adverse Effect or that would not prevent, materially delay or materially impair the ability of Company to consummate the transactions contemplated by this Agreement.

      Section 6.12. Taxes.

      a. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, Company and Company Subsidiaries have duly filed all material Tax Returns required to be filed by Company or Company Subsidiaries and have paid in full the Taxes shown to be due thereon. Neither Company nor any Company Subsidiaries has any material liability with respect to Taxes that accrued on or before the end of the most recent period covered by the Company SEC Reports filed prior to the date hereof which in the aggregate exceeds, by a material amount, the aggregate amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed prior to the date hereof.

      b. To Company's knowledge, no Tax is required to be withheld pursuant to
Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

      c. For purposes of this Agreement:

            (i) "Taxes" shall mean all Federal, state, local and foreign taxes, including, without limitation, income, gross receipts, windfall profits, gains, excise, severance, property, production, sales, use, transfer, license, franchise, employment, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, disability, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additional amounts imposed with respect to such amounts and any interest in respect of such penalties and additions.

            (ii) "Tax Returns" shall mean any Federal, state, local or foreign tax returns, elections, disclosures, estimates, declarations, statements, reports, schedules, forms and information returns and any amended return required to be filed with respect to any Tax.

      Section 6.13. Medicare Participation/Accreditation.

      a. All hospitals or significant health care facilities owned or operated as of the date hereof as continuing operations by Company or any Company Subsidiary (each, a "Company Facility") are certified for participation in the Medicare and Medicaid programs, have a current and valid provider agreement with the Medicare and Medicaid programs, have complied with all Medicare and Medicaid laws, rules, regulations, manuals and other conditions of participation of such programs, to the extent applicable, and have filed all cost reports and other requests for payment in the manner prescribed thereby except where the failure to be so certified, to have such agreements, or to be in such compliance would, individually or in the aggregate not have a Company Material Adverse Effect. Neither Company nor any of Company Subsidiaries has received notice from any governmental agency, fiscal intermediary, carrier or similar entity which enforces or administers the statutory or regulatory provisions in respect to any Government Health Care Program of any pending or threatened investigations, and to Company's knowledge no such investigations are pending, threatened or imminent, which would be reasonably expected to have a Company Material Adverse Effect. Each Company Facility eligible for such accreditation is accredited by the Joint Commission on Accreditation of Healthcare Organizations or other appropriate accreditation agency.

      b. All cost reports and other requests for payment made by Company and Company Subsidiaries to Medicare, Medicaid or any other governmental health care program or third party payor are complete and accurate, except where the failure to be so complete and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect. No adjustment or disallowance in any such cost reports and other requests for payment, including adjustments or disallowances for late filings, has been made or, to Company's knowledge, threatened by any Federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid or by any third party payor, and to Company's knowledge, there is no basis for any successful claims or requests for recovery of overpayments from any such agency, instrumentality, entity or third party payor, except for any such claims or requests which would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 1992 neither Company nor any Company Subsidiary has prior to the date hereof been subject to any audit relating to fraudulent Medicare or Medicaid practices and neither Company nor any Company Subsidiary is subject to any audit relating to fraudulent Medicare or Medicaid practices that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      c. Each such Company Facility is licensed by the state department of health or applicable state agency and is authorized to operate the number of beds utilized therein. The Company Facilities are presently in compliance with the terms, conditions and provisions of such licenses except where the failure to be in such compliance would not have a Company Material Adverse Effect. The facilities, equipment, staffing and operations of Company Facilities satisfy the applicable state health care licensing requirements in all material respects.

      Section 6.14. Employee Benefit Plans; ERISA.

      a. With respect to each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement, thrift, savings, employee stock ownership, stock bonus, restricted stock, welfare and fringe benefit plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement, other than such as are immaterial (the "Plans"), currently maintained or contributed to or required to be contributed to by (i) Company,
(ii) any Company Subsidiary or (iii) any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), that together with Company is considered a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), or Section 414(b) or (c) of the Code for the benefit of any employee or former employee, consultant or former consultant, or director or former director of either Company, any Company Subsidiary or any Company ERISA Affiliate.

      b. Except as set forth on Schedule 8.10 hereto, neither Company nor any Company Subsidiary has any commitment to create any additional material Plan or to modify or change any existing Plan in any material respect. If applicable, Company has heretofore delivered or made available to Parent, upon request, true and complete copies of:

            (i) existing Plan documents(including all amendments thereto);

            (ii) the Form 5500, actuarial report and financial statement for the two most recent plan years ending prior to the date hereof;

            (iii) the most recent Summary Plan Description, together with any Summary of Material Modifications;

            (iv) trust instruments, insurance contracts or any other third party funding vehicle(including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date hereof;

            (v) the most recent determination letter received prior to the date hereof from the Internal Revenue Service ("IRS") with respect to each Plan intended to qualify under Section 401 of the Code; and

            (vi) any Form 5310 or Form 5330 filed with the IRS.

      c. No liability under Title IV of ERISA has or is expected to be incurred by Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full when due. Company has no reason to expect to incur any liability under ERISA arising in connection with the termination of, or complete withdrawal from, any Plan previously covered by Title IV of ERISA which would have a Company Material Adverse Effect or give rise to a lien under Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The Pension Benefit Guaranty Corporation ("PBGC") has not instituted proceedings to terminate any Plan and, to Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Company, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Plan. Under each Plan to the extent applicable, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Plan), did not exceed the then current value of the assets of such Plan and since such date there has been neither an adverse change in the financial condition of such Plan nor any amendment or other change to such Plan that would increase the amount of benefits thereunder which reasonably would be expected to change such result.

      d. No Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. All contributions required to be made with respect to any Plan on or prior to the date hereof have been timely made. None of Company, any Company Subsidiary or any Company ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

      e. No Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA. None of Company, any Company Subsidiary or any Company ERISA Affiliate has contributed, or has been obligated to contribute to a multiemployer plan under Subtitle E of ERISA at any time since September 26, 1980.

      f. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter including a determination that the related trust under such Plan is exempt from tax under Section 501(a) of the Code from the IRS as to its qualification for "TRA" (as defined in Rev. Proc 93-39) and, to Company's knowledge, there are no circumstances likely to result in the disqualification of such Plan.

      g. Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code. There is no material pending or, to the knowledge of Company, threatened legal action, suit, or claim relating to the Plans.

      h. No Plan, individually or collectively, constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA.

      i. To Company's knowledge, none of Company, any Company Subsidiary or any Company ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which Company, any Company Subsidiary, any Company ERISA Affiliate, any of the ERISA Plans, any such trust or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust is subject to either a civil liability under Section 409 of ERISA or
Section 502(i) of ERISA, or a tax imposed pursuant to Section 4975 or 4976 of the Code which would reasonably be expected to have a Company Material Adverse Effect.

      j. Neither Company nor any Company Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Plan, other than benefits mandated by Section 4980B of the Code, and each Plan may be amended or terminated without incurring liability thereunder. There has been no communication to employees by Company or any Company Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

      k. All Plans covering foreign employees comply in all material respects with applicable local law. Company and any Company Subsidiary have no material unfunded liabilities with respect to any Plan which covers foreign employees.

      l. Except as provided in Schedule 8.10 hereto, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), reasonably be expected to (A) entitle any current or former employee, consultant or director to any payment (including severance pay or similar compensation) or any increase in compensation except in connection with Shares and options held by them, (B) result in the vesting or acceleration of any benefits under any Plan or (C) result in any material increase in benefits payable under any Plan.

      m. Neither Company nor any Company Subsidiary maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      n. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the

Effective Time), none of the Parent, Sub, Company or the Surviving Corporation, or any of their respective subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

      Section 6.15. Vote Required. Approval of the Merger by the stockholders of Company will require the affirmative vote or consent of the holders of at least two-thirds of the outstanding Shares.

      Section 6.16. Opinion of Financial Advisor. The Board of Directors of Company has received the opinion of Morgan Stanley & Co., Company's financial advisor, substantially to the effect that the consideration to be received by holders of the Shares pursuant to this Agreement is fair from a financial point of view.

      Section 6.17. Certain Actions Under Nevada Law. The Board of Directors of Company has taken all appropriate action so that (i) neither Parent nor Sub will be an "interested stockholder" within the meaning of Sections 78.378 to 78.3793 of the GCL by virtue of the execution of this Agreement or the consummation of the transactions contemplated hereby and (ii) the entry into this Agreement and the consummation of the transactions contemplated hereunder shall be exempted from the provisions of Sections 78.411 to 78.444 of the GCL. No other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to Company, the Shares, the Offer, the Merger or the transactions contemplated thereby or hereby.

      Section 6.18. Stockholder Rights Plan. (i) The Company has amended the Rights Agreement to provide that none of Parent, Sub or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and that the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the Shares, as a result of the commencement of the Offer or as a result of consummation of the transactions contemplated hereby.

            (ii) The Company has taken all necessary action with respect to the Rights Agreement to ensure that the Rights Agreement will expire at the Effective Time pursuant to Section 7.1(iii) of the Rights Agreement.

      Section 6.19. Real Property and Leases. (i) Company and Company Subsidiaries have sufficient title or leasehold interests to all of their respective properties to conduct their respective businesses as currently conducted or as contemplated to be conducted, except where the failure to have such sufficient title or leasehold interest would not, either individually or in the aggregate, have a Company Material Adverse Effect. Section 6.19 of the Disclosure Schedule sets forth a true and complete list of each lease, sublease or other similar agreement relating to the possession of real property to which Company or any of Company Subsidiaries is a party which provides for annual payments in excess of $60,000.

      (ii) All leases of real property leased for the use or benefit of Company or any Company Subsidiaries to which Company or any such subsidiary is a party and all amendments and modifications thereto are in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

      Section 6.20. Termination of Select Medical Merger Agreement. The Agreement and Plan of Merger, dated as of May 2, 1997 (the "Select Medical Merger Agreement"), by and among Select Medical Corporation ("Select Medical"), SM Acquisition Co. and Company has been terminated in accordance with its terms. Company is not required under the Select Medical Merger Agreement (or under any other Contract) to make any payment to Select Medical Corporation, SM Acquisition Co. or any of their respective affiliates except pursuant to Section
9.2 thereof.

      Section 6.21. Brokers. Company represents and warrants that, (i) except for Dean Witter Reynolds, Inc., Morgan Stanley & Co. and Cronus Partners, Inc., its financial advisors, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company and (ii) Company's fee arrangements with such financial advisors have been disclosed in writing to Parent and Sub.

                                  ARTICLE VII.

                     CONDUCT OF BUSINESS PENDING THE MERGER

      Section 7.1. Conduct of Business by Company Pending The Merger. From the date of this Agreement until the earlier of (i) the time that persons designated by Parent are appointed as directors of Company pursuant to Section 3.4 hereof and (ii) the Effective Time, unless Parent shall otherwise agree in writing, or as otherwise contemplated by this Agreement, any Schedule hereto or Company Disclosure Schedule:

      a. the respective businesses of Company and Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practice, and there shall be no material change in the conduct of the operations of Company and Company Subsidiaries taken as a whole and, to the extent consistent therewith, each of Company and Company Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, maintain its existing relations with customers, suppliers, employees and business associates, and preserve the goodwill of those having business relationships with it and Company Subsidiaries;

      b. Company shall not (i) sell or pledge or agree to sell, pledge, dispose of or encumber any stock or other equity interests owned by it in any of Company Subsidiaries; (ii) amend its Articles of Incorporation or by-laws or, except as contemplated hereby, amend, modify, consummate or redeem the Rights Agreement or Rights; or (iii) split, combine or reclassify any shares of its outstanding capital stock; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of Company Subsidiaries;

      c. neither Company nor any of Company Subsidiaries shall (i) authorize for issuance, issue, pledge, dispose of, encumber or sell any additional shares of, or rights of any kind to acquire, any shares of or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for unissued Shares which may be issued upon the exercise or conversion of outstanding rights, options and debentures referred to in Section
6.2 hereof; (ii) except as otherwise permitted herein acquire, dispose of, transfer, lease, guarantee, license, mortgage, pledge or encumber any fixed or other assets in excess of $200,000 in any one or a series of related transactions or more than $1,000,000 in the aggregate other than ordinary course acquisitions of supplies used in the day-to-day operations of Company; (iii) incur, assume or prepay any indebtedness or any other material liabilities; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a wholly-owned Company Subsidiary in the ordinary course of business and consistent with past practices in an amount in excess of $1,000,000 in the aggregate; (v) make any loans, advances or capital contributions to, or investments in, any other person in an amount in excess of $200,000 in any one or a series of related transactions or more than $1,000,000 in the aggregate;
(vi) authorize capital expenditures (other than presently budgeted capital expenditures set forth on Schedule 7.1(c)) in excess of $200,000 in any one or a series of related transactions or $500,000 in the aggregate; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

      d. neither Company nor any of Company Subsidiaries shall make any change in the compensation payable or to become payable to any of its officers, directors or employees, except pursuant to existing agreements, grant any severance or termination pay to, or enter into or amend any employment, severance, termination or other similar agreement, adopt any new Plan or amend any existing Plan or voluntarily accelerate the vesting of any stock options, restricted stock or other compensation or benefit or make any loans to any of its officers, directors or employees or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the Merger or otherwise, other than as may be required under applicable law or the terms of any existing Plan or agreement provided, however, that Company and Company Subsidiary may amend any Plan to provide for the effectuation thereof immediately prior to the expiration of the Amended Offer and/or the Effective Time so long as the amounts payable thereunder, individually or in the aggregate, are not increased.

      e. neither Company nor any Company Subsidiary shall settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

      f. neither Company nor any Company Subsidiary shall take, or omit to take, any action that is reasonably likely to cause any representation and warranty of Company in this Agreement to become untrue in any material respect;

      g. neither Company nor any Company Subsidiary shall make any Tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary and usual course of business; and

      h. neither Company nor any Company Subsidiary will authorize or enter into an agreement to do any of the foregoing.

      Section 7.2. Conduct of Business of Sub. From the date hereof to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or to facilitate the consummation of the transactions contemplated hereby.


                                  ARTICLE VIII.

                              ADDITIONAL AGREEMENTS

      Section 8.1. Access and Information. Company shall, and shall cause each Company Subsidiary to, afford to Parent and its financial advisors, legal counsel, accountants, consultants and other representatives full access at all reasonable times throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information as Parent may reasonably request provided that no investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representation or warranty made by Company. Notwithstanding the foregoing, Company shall not be required to permit any access, or to disclose any information, which in the reasonable judgment of Company (i) would result in the disclosure of any trade secrets of third parties if Company shall have unsuccessfully used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) would be in violation of applicable law, rules or regulation or (iii) constitutes information protected by attorney-client privilege, but only to the extent that disclosure would impair Company's ability to assert such attorney-client privilege. Parent and its respective affiliates, representatives and agents shall keep confidential all nonpublic information in accordance with the terms of the Confidentiality Letter dated October 28, 1996 (the "Confidentiality Letter") between Company and Parent.

      Section 8.2. Acquisition Proposals. From the date hereof until the termination hereof, Company and Company Subsidiaries will not, and will cause their respective officers, directors, employees or other agents (including, without limitation, investment bankers, attorneys or accountants) not to, directly or indirectly, (i) solicit, initiate, encourage, enter into any agreement or otherwise facilitate any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or the acquisition of any equity interest in, or a substantial portion of the assets of Company or any transaction that would conflict with or interfere with consummation of the transactions contemplated by this Agreement, other than the transactions contemplated by this Agreement and other than the sale of the hospital in Kirkland, Washington and the sale of real estate and buildings relating to hospitals formerly operated by Company or a Company Subsidiary or real property set forth on Schedule 8.2 at hospitals presently operated by Company or a Company Subsidiary (any such proposal being an "Acquisition Proposal" and any such acquisition or transaction being an "Acquisition Transaction"), or (ii) engage in or continue discussions or negotiations with, or disclose any nonpublic information relating to Company or Company Subsidiaries, respectively, or afford access to their respective properties, books or records to, any person that may be considering making, or has made, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Section 8.2 shall prohibit Company and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act, or (ii) furnishing information to, or entering into negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (i) Company's Board of Directors concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial and other aspects of the proposal and the person or entity making the proposal, and would, if consummated, result in a transaction more favorable to Company's stockholders from a financial point of view than the transaction contem plated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and (ii) such Board of Directors determines in good faith upon advice of counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law. Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 8.2. Company agrees that it will notify Parent promptly if any such proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Company also agrees that it will promptly request that each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of Company or any of its subsidiaries.

      Section 8.3. Proxy Statement; Stockholder Approval.

      a. Company, acting through its Board of Directors, shall, in accordance with applicable law and its Articles of Incorporation and by-laws:

            (i) as soon as practicable following the purchase of Shares by the Purchaser pursuant to the Amended Offer, Company will prepare and file with the SEC a Proxy Statement (the "Proxy Statement") with respect to a special meeting of shareholders of Company (the "Special Meeting") (except to the extent approval of shareholders of Company is not required to be obtained pursuant to the GCL or may be obtained by written consent) for the purpose of voting to approve and adopt this Agreement (or, in the event that the Parent Companies shall have the right to vote a sufficient number of Shares such that the Parent Companies may approve and adopt this Agreement, an Information Statement with respect to the Special Meeting (the "Information Statement")) and shall use its reasonable efforts to obtain such stockholder approval; and

            (ii) promptly and duly call, give notice of, convene and hold the Special Meeting (except to the extent approval of shareholders of Company is not required to be obtained pursuant to the GCL or may be obtained by written consent) as soon as practicable following the date upon which the Proxy Statement or Information Statement is cleared for mailing by the SEC, (except to the extent approval of shareholders of Company is not required to be obtained pursuant to the GCL or may be obtained by written consent); and

            (iii) recommend approval and adoption of this Agreement by the stockholders of Company and include in the Proxy Statement or Information Statement such recommendation, and take all lawful action to solicit such approval.

      b. Company, as promptly as practicable following the date upon which the Proxy Statement or Information Statement is cleared for mailing by the SEC, shall cause the definitive Proxy Statement or Information Statement to be mailed to its stockholders. At the Special Meeting (i) Company shall vote or cause to be voted in favor of approval and adoption of this Agreement all Shares as to which it holds proxies at such time and (ii) the Parent Companies shall vote or cause to be voted in favor of the approval and adoption of this Agreement all Shares owned by them or as to which they hold proxies at such time. The Proxy Statement or Information Statement, at the date thereof and, if applicable, at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Company in reliance upon and in conformity with written information concerning the Parent Companies furnished to Company by Parent specifically for use in the Proxy Statement or Information Statement. Parent agrees that the information provided to Company for use in the Proxy Statement or Information Statement shall in all material respects comply with the requirements of the Exchange Act and the rules and regulations thereunder. The Proxy Statement or Information Statement shall not be filed, and no amendment or supplement to the Proxy Statement or Information Statement will be made by Company, without consultation with Parent and its counsel.

      c. Company's obligations under this Section 8.3 shall at all times remain subject to its fiduciary duties imposed under applicable law, in the event that, if required by such fiduciary duties as advised by counsel, the Board of Directors of Company shall have withdrawn or modified its recommendation that stockholders approve and adopt this Agreement.

      Section 8.4. Antitrust Laws. As promptly as practicable, Company, Parent and Sub shall make all filings and submissions required by any Governmental Entity as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Company will furnish to Parent and Sub, and Parent and Sub will furnish to Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Company will provide Parent and Sub, and Parent and Sub will provide Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. The Company, Parent and Sub each agree that they shall use best reasonable efforts to oppose the imposition of any Offer Order (as defined in Annex A) or any Order (as defined herein) and to appeal the imposition of any such Offer Order or any Order. If the Purchaser shall not have accepted Shares for payment pursuant to the Amended Offer on or before September 1, 1997 due to the existence of an Offer Order, Parent and the Purchaser agree to increase the $16.00 per share consideration to be paid pursuant to the Amended Offer by an amount per Share equal to interest accruing on $16.00 from September 1, 1997 at a rate of 5% per annum through and including the date Shares are accepted for payment pursuant to the Amended Offer.

      Section 8.5. Employee Stock Options. At the Effective Time (or, at Company's election, prior to expiration of the Amended Offer) all outstanding Options to acquire Shares shall immediately vest and become fully exercisable. At the Effective Time (or, at Company's election, prior to expiration of the Amended Offer) Company shall take such actions as may be necessary to cause each Option with an exercise price of less than the Merger Consideration (a "Lower Priced Option") to be amended to provide that the holder thereof need not tender any exercise price therefor and that upon exercise such holder shall receive an amount of cash equal to the product of (x) the amount by which the Merger Consideration exceeds the exercise price per Share subject to such Lower Priced Option, and (y) the number of Shares issuable pursuant to the unexercised portion of such Lower Priced Option, less any required withholding of taxes. At such time, all Options other than Lower Price Options shall be converted into a right to receive, upon exercise of such options (including payment of the exercise price of such options), an amount in cash equal to the product of (x) the Merger Consideration, and (y) the number of Shares issuable pursuant to the unexercised portion of such option, less any required withholding of taxes. Anything to the contrary in this Agreement notwithstanding, no payment shall be made pursuant to this Section 8.5 that would be inconsistent with and would violate Article 12 of Company's 1989 Stock Incentive Plan. Prior to the Expiration Date of the Amended Offer Company shall cancel the converging options issued to Richard Conte, Wendy Simpson, James Laughlin, Ronald Odey and Julia Kopta under Company's 1989 Stock Incentive Plan and shall use its best efforts to cancel all other converging options issued under Company's 1989 Stock Incentive Plan. The Company shall take all action necessary to ensure that following the Effective Time no participant in any Plan shall have any right thereunder to acquire equity securities of Parent, Company, Sub, Surviving Corporation or any subsidiary thereof or any cash payment with respect thereto, other than cash amounts payable to holders of Options pursuant to this Section 8.5.

      Section 8.6. Public Announcements. Parent and Sub, on the one hand, and Company, on the other hand, agree that they will consult with each other prior to issuing any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby.

      Section 8.7. Continuance of Existing Indemnification Rights.

      a. The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions with respect to indemnification of individuals who at any time prior to the expiration of the Amended Offer (or at any time after expiration of the Amended Offer and prior to the Effective Time) were directors, officers, or otherwise entitled to indemnification thereunder (the "Indemnified Parties") which are at least as favorable to each Indemnified Party as the Articles of Incorporation and By-laws of Company as of the date hereof. The Articles of Incorporation and By-laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of an Indemnified Party. For a period of six years from and after the Effective Time, Parent and Surviving Corporation shall indemnify, defend and advance expenses in matters that may be subject to indem nification to the Indemnified Parties with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time to the fullest extent permitted under, and subject to the requirements and other provisions of, Company's Articles of Incorporation, By-laws and indemnification agreements in effect on the date of this Agreement and applicable provisions of Law. In addition, for a period expiring six years after the expiration or termination of any consulting obligations under any agreement requiring any Indemnified Party to provide consulting services to Parent or the Surviving Corporation following the expiration of the Amended Offer or the Effective Time, Parent, Company and the Surviving Corporation shall indemnify, defend and advance expenses to Indemnified Parties in matters that would be subject to indemnification with respect to liabilities and claims (and related expenses) made against them resulting from their service as a consultant under any such agreement to the fullest extent permitted under, and subject to the requirements and other provisions of, Company's Articles of Incorporation, By-laws, indemnification and consulting agreements in effect on the date of this Agreement and applicable provisions of Law.

      b. Parent shall cause to be maintained in effect for a period ending not sooner than the sixth anniversary of the Effective Time directors' and officers' liability insurance providing at least the same coverage with comparable carriers with respect to Company's directors and officers as the policies maintained on behalf of directors and officers of Company as of the date hereof, and containing terms and conditions which are no less advantageous, with respect to matters occurring on or prior to the Effective Time (to the extent such insurance is available with respect to such matters); provided, that in no event shall Parent be required to expend to maintain or procure insurance coverage pursuant to this Section 8.7 an amount per annum in excess of 200% of the current annual premiums for the twelve-month period ended November 30, 1996 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

      c. Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure of an Indemnified Party to promptly notify Parent shall not relieve Parent of its obligations under this Section 8.7 except to the extent Parent is materially prejudiced by such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

      d. Without limiting any other provision of this Agreement, in the event that any claim for which coverage under Company's directors' and officers' liability insurance policy would be available is not paid pursuant to such directors' and officers' liability insurance policy because such amount does not exceed the "deductible" or "retention amount" of such policy, Parent or Sub shall promptly, at the election of the director or officer, reimburse or pay or promptly cause Company to reimburse or pay any officer or director for any amount, up to an aggregate of $500,000 for all officers and directors, payable or paid because such amount is not in excess of the "deductible" or the "retention amount". In the event that rights shall be reserved with regard to whether coverage for any claim is available under Company's directors' and officers' insurance policy, upon written request from an officer or director, Parent or Sub shall pay or cause Company to pay, upon receipt of an undertaking from the officer or director making the written request to reimburse any amounts paid if it is ultimately determined that coverage with respect to such claim is not available under such policy, any officer or director for any amount, up to an aggregate of $500,000, together with all other amounts payable pursuant to this subsection (d) of this Section 8.7 for all officers and directors, payable by such persons because such amount is not in excess of the "deductible" or "retention amount".

      Section 8.8. Expenses. Except as set forth in this Section 8.8, whether or not the Merger is consummated all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses except that those expenses incurred in connection with printing the Schedule 14D-9, the Proxy Statement and any information statement, as well as the filing fee relating to the Proxy Statement and any information statement will be shared equally by Parent and Company.

      Section 8.9. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Sub and Company shall take all such necessary action.

      Section 8.10. Certain Employee Benefits. Parent and Company agree to take the action described in Schedule 8.10 hereto.

      Section 8.11. Notification of Certain Matters. Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, any actual or alleged noncompliance with any state licensure law, rule or regulation or any laws, rules, regulations, manuals and other conditions relating to the Medicare and Medicaid programs or any other government health care program or third party payor requirements except for such instances of noncompliance which, individually, or in the aggregate, would be immaterial to the financial condition, operation, properties, prospects, business or results of operations of Company and Company Subsidiaries taken as a whole, or a default or event that, with notice or lapse of time or both, would become a default, received by Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which Company or any of Company Subsidiaries is a party or is subject except for defaults or events which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect; (b) any material adverse change in the business, assets, liabilities, results of operations or financial condition of Company and Company Subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change. Each of Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the occurrence or failure to occur of an event that would, or, with the lapse of time could reasonably be expected to cause any representation or warranty of Company in this Agreement to become inaccurate in any material respect.

      Section 8.12. Consummation of the Merger. Parent and Sub shall take such reasonable actions as may be reasonably necessary to cause the Effective Time to occur as promptly as reasonably practicable following consummation of the Amended Offer.


                                   ARTICLE IX.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 9.1. Conditions to Each Party's Obligation to Effect The Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      a. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      b. To the extent required by the GCL, this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote or consent of the stockholders of Company in accordance with applicable law.

      c. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, preliminary or permanent injunction or other order which is in effect and prohibits consummation of the transactions contemplated by this Agreement (collectively, an "Order").

      d. Each of Company and Parent shall have obtained such consents from Governmental Entities in addition to pursuant to the HSR Act as shall be required and which are material to Parent or Company and to consummation of the transactions contemplated hereby.

      e. Sub shall have purchased Shares pursuant to the Offer.

      Section 9.2. Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional condition:

      a. Each of Parent and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and Company shall have received a certificate of the Chairman of the Board, the Chief Executive Officer, the President or an Executive Vice President of Parent as to the satisfaction of this condition.

      Section 9.3. Conditions to Obligations of Parent and Sub to Effect The Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional condition:

      a. Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the earlier of (i) the time that persons designated by Parent are appointed as directors of Company pursuant to Section 3.4 hereof and (ii) the Effective Time and the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects at and as of the earlier of (i) the time that persons designated by Parent are appointed as directors of Company pursuant to Section 3.4 hereof and (ii) the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and Parent and Sub shall have received a Certificate of the Chairman of the Board, the Chief Operating Officer, or an Executive Vice President of Company as to the satisfaction of this condition.

                                   ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

      Section 10.1. Termination. This Agreement may be terminated at any time before the Effective Time, either before or after the approval of the stockholders of Company shall have been obtained, in each case as authorized by the respective Board of Directors of Parent or Company:

      a. By mutual written consent of the parties;

      b. By either Parent or Company if the Merger shall not have been consummated on or before November 30, 1997 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been directly or indirectly the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

      c. By either Parent or Company if a court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

      d. By Parent if Company shall be in material breach of its obligations under this Agreement and such breach has not been cured within ten days' written notice thereof to Company; or by Company if Parent or Sub shall be in material breach of their respective obligations under this Agreement and such breach has not been cured within ten days' notice thereof to Parent.

      e. By Parent if the Board of Directors of Company (i) shall withdraw or modify (or publicly announce an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger, (ii) shall approve or recommend any Acquisition Proposal, other than by a party to this Agreement or an affiliate of Parent or (iii) shall resolve to take any of the actions specified in clause (i) or (ii) above;

      f. By either Parent or Company if any required approval of the stockholders of Company shall fail to have been obtained;

      g. By Company upon five days' prior written notice to Parent, if, as a result of a written Acquisition Proposal received by Company from a person other than Parent or any of its affiliates, the Board of Directors of Company determines in good faith and in accordance with the conditions set forth in
Section 8.2 that the members' fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that (i) the Board of Directors of Company shall have determined in good faith, after considering applicable provisions of state law and after giving effect to all concessions, if any, which have been offered by Parent pursuant to clause (ii) below, on the basis of oral or written advice of outside counsel, that such action is required by the members' fiduciary obligations under applicable law, and (ii) prior to any such termination, Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable such party to proceed with the transactions contemplated hereby; provided, however, that no termination shall be effective pursuant to Section 10.1(g) under circumstances in which a Company Termination Fee (as defined below) is payable by the terminating party under Section 10.2(b) unless concurrently with such termination such termination fee is paid in accordance with the provisions of Sections 10.2(b); or

      h. By Parent if the Board of Directors of Company shall have failed to take any of the actions contemplated by Section 8.3(a) as a result of the exercise of its rights under Section 8.3(c).

      Section 10.2. Effect of Termination.

      a. In the event of termination of this Agreement as provided in Section
10.1 hereof, and except as otherwise provided in this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties or any of their respective directors, officers, employees or representatives, except (i) as set forth in this Section 10.2 and in Sections
8.1 and 8.8 and (ii) nothing herein shall relieve any party from liability for any breach hereof.

      b. If (x) (i) the Offer and the Amended Offer shall together in the aggregate have remained open for a minimum of at least 20 business days, (ii) a number of Shares necessary to satisfy the Minimum Condition (as defined in Annex
A) shall not have been validly tendered and not withdrawn and the Amended Offer is terminated without the purchase of any Shares thereunder, (iii) no Offer Order shall be in effect (as defined in Annex A), (iv) a competing Acquisition Proposal which provides for a transaction equal to or more favorable to Company's shareholders from a financial point of view than the transactions contemplated by this Agreement shall be made prior to the termination of the Amended Offer, and (v) Company or any Company Subsidiary shall consummate an Acquisition Transaction within eighteen months after the termination of this

Agreement or (y) Parent shall have terminated this Agreement pursuant to Section 10.1(e) or (h) hereof, or (z) Company shall have terminated (or seek to terminate) this Agreement pursuant to Section 10.1(g) hereof, then at the request of Parent, Company shall promptly, but in no event later than two days after the date of such request, pay Parent a fee of $17,415,000 which amount shall be payable in cash in same day funds plus an amount equal to Parent's out-of-pocket expenses up to $2,000,000, including fees and expenses paid to investment bankers, lawyers and financing sources, incurred in connection with the transactions contemplated by this Agreement; provided, that, in no event shall the Company be required to pay more than $19,415,000 pursuant to this section 10.2(b).

      c. Parent and Company agree that the agreements contained in Section 10.2(b) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If Company fails to promptly pay any fee due under such Section 10.2(b), Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced reference rate of Bank of America N.T. & S.A. from the date such fee was required to be paid.

      Section 10.3. Amendment. Subject to applicable provisions of the GCL, this Agreement may be amended by the parties pursuant to a writing adopted by action taken by all of the parties at any time before the Effective Time.

      Section 10.4. Waiver. At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive, in whole or in part, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. At any time after the appointment of persons designated by Parent as directors of Company pursuant to Section 3.4 hereof, a majority of the directors of Company who are not Parent Insiders may grant such extensions or waivers.

                                   ARTICLE XI.

                               GENERAL PROVISIONS

      Section 11.1. Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time, except that the representations, warranties or agreements contained in Sections 4.1, 4.2, 4.3, 4.4, 8.5, 8.7, and 8.10 hereof shall survive beyond the Effective Time. Such representations, warranties and agreements shall be deemed to have been made to, and may be enforced by, (i) the Holders in the case of Sections 4.1, 4.2, and 4.3, (ii) holders of Options in the case of Section 8.5, (iii) the persons referred to in Sections 8.7 and
Schedule 8.10 in the case of Sections 8.7 and 8.10, respectively, in each case after the appointment of persons designated by Parent as directors of Company pursuant to Section 3.4 hereof or the Effective Time, whichever is earlier. Prior to such time, such persons shall not be deemed to be third party beneficiaries of this Agreement.

      Section 11.2. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made as follows: (i) if delivered personally, upon receipt; (ii) if sent by registered or certified mail (postage prepaid, return receipt requested), upon receipt; (iii) if sent by reputable overnight air courier (such as Federal Express or DHL), two business days after mailing; or (iv) if sent by facsimile transmission, with a copy mailed as provided in clauses (ii) or (iii) above, when transmitted and receipt is confirmed by telephone. Such notices, claims, demands and other communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      a. If to Company, to:

                  Transitional Hospitals Corporation
                  5110 West Sahara Boulevard
                  Las Vegas, Nevada 89102
                  Attention:  Chief Executive Officer

      with a copy to:

                  Transitional Hospitals Corporation
                  5110 West Sahara Boulevard
                  Las Vegas, Nevada 89102
                  Attention:  General Counsel

      and:

                  Christensen, Miller, Fink, Jacobs,
                  Glaser, Weil & Shapiro, LLP
                  2121 Avenue of the Stars, Suite 1800
                  Los Angeles, California 90067
                  Attention:  Stephen D. Silbert

      b. if to Parent or Sub, to:

                  Vencor, Inc.
                  3300 Providian Center
                  400 West Market Street
                  Louisville, Kentucky 40202
                  Attention: Sr. Vice President Planning
                               and Development
      with copies to:

                  Vencor, Inc.
                  3300 Providian Center
                  400 West Market Street
                  Louisville, Kentucky 40202
                  Attention:  General Counsel

      and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:  Joseph B. Frumkin

      Section 11.3. Descriptive Headings; Dating. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to "The Date of this Agreement", "as of the date hereof", "prior to the date hereof" or similar expressions shall for all purposes shall be deemed to refer to as of June 12, 1997.

      Section 11.4. Entire Agreement, Assignment. This Agreement (including the Exhibits, Annexes, Schedules, Disclosure Schedules and other documents and instruments referred to herein) and the Confidentiality Letter (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the subject matter hereof; (ii) except as set forth in Section 11.1 hereof, is not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise.

      Section 11.5. Severability. If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

      Section 11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the provisions thereof relating to conflicts of law. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Nevada located in Clark County, Nevada, and the courts of the United States of America located in Clark County, Nevada (the "Nevada Courts"), for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the Nevada Courts), waives any objection to the laying of venue of any such litigation in the Nevada Courts and agrees not to plead or claim in any Nevada Court that such litigation brought therein has been brought in an inconvenient forum. In any action between Parent, Company or the Surviving Corporation and any of the individuals referred to in clauses (i), (ii) and (iii) of the second sentence of Section 11.1, the prevailing party in any such action brought pursuant to Section 11.1 thereof shall be entitled to recover its reasonable fees and disbursements of counsel.

      Section 11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF each of the parties hereto has caused this Agreement to be executed on behalf of its officers thereunto duly authorized, all as of the date first above written.



Attest:                          VENCOR, INC.
/s/ Jill L. Force                By:  /s/ James H. Gillenwater, Jr.
Name: Jill L. Force              Name: James H. Gillenwater, Jr.
Title: Secretary                 Title:   Sr. VP Planning and Development


Attest:                          LV ACQUISITION CORP.
/s/ Jill L. Force                By:  /s/ James H. Gillenwater, Jr.
Name: Jill L. Force              Name: James H. Gillenwater, Jr.
Title: Secretary                 Title:   Sr. VP Planning and Development



Attest:                          TRANSITIONAL HOSPITALS CORPORATION
/s/ Julia L. Kopta               By: /s/ Richard L. Conte
Name:Julia L. Kopta              Name: Richard L. Conte
Title: Secretary                 Title:  Chairman of the Board, Chief Executive
                                         Officer and President

                                     ANNEX A


      Notwithstanding any other provision of the Amended Offer, until receipt of all approvals under health care licensing, certificate of need, change of ownership laws and regulations and similar matters which are material to Parent or Company or to the consummation of the transactions contemplated hereby, neither Parent nor Sub, shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rules 14e-l(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Amended Offer), neither Parent nor Sub shall be required to pay for, or may delay the acceptance for payment of or payment for, any tendered shares, or may (subject to the Merger Agreement) terminate or amend the Amended Offer as to any Shares not then accepted for payment if at least two-thirds of the total Shares outstanding on a fully diluted basis at such time shall not have been properly and validly tendered pursuant to the Amended Offer and not withdrawn prior to the expiration of the Amended Offer (the "Minimum Condition"), or, if on or after June 12, 1997 and at or before the Expiration Date of the Amended Offer any of the following events shall occur (subject to any required extension of the Amended Offer as provided in the Merger Agreement):

      (a) Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement which failure is incapable of being cured or has not been cured within ten days after the giving of notice to Company (provided, that if such notice is given within ten days of the expiration date, the expiration date will be extended so as to provide Company with a minimum of ten days from the date of such written notice to cure such breach or failure) or any representation or warranty of Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

      (b) any court or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and (i) prohibits consummation of the Amended Offer or (ii) imposes material restrictions on Parent, Sub or Company in connection with consummation of the Amended Offer or with respect to their business operations, either prior to or subsequent to the consummation of the Offer (collectively, an "Offer Order"); provided that, Parent shall have used best reasonable efforts to cause any such Offer Order to be lifted.

      (c) any person, entity or group shall have entered into a definitive agreement with Company with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving Company;

      (d) the Board of Directors of Company (i) shall withdraw or modify (or publicly announce an intention to withdraw or modify) in any adverse manner its approval or recommendation of the Merger Agreement, the Amended Offer or the Merger, (ii) shall approve or recommend any

Acquisition Proposal, other than by Parent, Sub or an affiliate thereof, or
(iii) shall resolve to take any of the actions specified in clause (i) or (ii) above; or

      (e) the Merger Agreement shall have been terminated by Company or Parent or Sub in accordance with its terms or Parent or Sub shall have reached an agreement or understanding in writing with Company providing for termination or amendment of the Amended Offer or delay in payment for the Shares;

which, in the reasonable judgment of Parent and Sub, in any such case, and regardless of the circumstances (including any permitted action or inaction by Parent or Sub, but excluding any action or inaction by Parent or Sub in breach of the Merger Agreement) giving rise to any such conditions, makes it inadvisable to proceed with the Amended Offer and/or with such acceptance for payment of or payment for Shares.

      The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub regardless of the circumstances (including any permitted action or inaction by Parent or Sub but excluding any action or inaction by Parent or Sub in breach of the Merger Agreement) giving rise to such condition or may be waived by Parent or Sub, by and specific action to that effect in whole or in part at any time and from time to time in its sole discretion.


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


                                                                       Exhibit B
                [Letterhead of Morgan Stanley & Co. Incorporated]



                                                     June 18, 1997



Board of Directors
Transitional Hospitals Corporation
5110 West Sahara Avenue
Las Vegas, NV 89102


Members of the Board:

We understand that Transitional Hospitals Corporation ("Transitional" or the "Company"), Vencor Inc. ("Vencor") and LV Acquisition Corp., a wholly owned subsidiary of Vencor ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 12, 1997 (the "Merger Agreement"), which provides, among other things, for (i) the amendment of certain terms of the tender offer commenced on May 7, 1997 by Acquisition Sub (the "Tender Offer") for all outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock") of the Company for $16.00 net to the seller in cash and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Transitional. Pursuant to the Merger, Transitional will become a wholly owned subsidiary of Vencor and each outstanding share of Company Common Stock, other than shares held in treasury or held by Vencor or its affiliates or as to which dissenters' rights have been perfected, will be converted into the right to receive $16.00 net to the seller in cash. The terms and conditions of the Tender Offer and Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Company;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

       (iii) reviewed certain financial projections prepared by the management of the Company;

        (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

         (v) participated in discussions with the Company and its legal advisors regarding certain legal and regulatory issues in connection with the transaction;

        (vi) reviewed the reported prices and trading activity for the Company Common Stock;

       (vii) compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

      (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

        (ix)  reviewed the Merger Agreement and certain related documents; and

         (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied without independent verification upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections prepared by the management of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We also have assumed that the Tender Offer and Merger will be consummated in accordance with the terms of the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of Transitional in connection with these transactions and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Vencor and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Transitional and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with Securities and Exchange Commission. In addition, we express no opinion or recommendation as to whether the shareholders of the Company should accept the Tender Offer.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                            Very truly yours,

                                            MORGAN STANLEY & CO.  INCORPORATED



                                            By:      /s/ Robert Lee
                                                  Managing Director